Executed Version

INVESTMENT NUMBER 51616

Loan Agreement

between

CENTRAL PUERTO S.A.

and

INTERNATIONAL FINANCE CORPORATION

Dated December 19, 2025

TABLE OF CONTENTS

LOAN AGREEMENT

LOAN AGREEMENT (the "Agreement") dated December 19, 2025, between Central Puerto S.A., a corporation (*sociedad anónima*) organized and existing under the laws of the Argentine Republic (the "Borrower") and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Argentine Republic ("IFC").

RECITAL

At the Borrower's request, IFC has proposed to provide the loans described in this Agreement, subject to the terms and conditions set forth herein, to finance the Borrower's investments in the Projects (the "**Transaction**"); and

IFC is willing to provide those loans upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. *__Definitions__*. Wherever used in this Agreement, the following terms have the following meanings:

"A Loan" means the loan specified in Section 2.01(a) (*The Loan*) or, as the context requires, its principal amount from time to time outstanding;

"A Loan Disbursement" means any disbursement of the A Loan;

"A Loan Interest Rate" means for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 2.03 (*Interest*);

"Accounting Standards" means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board ("IASB") (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

"Action Plan" means the plan attached hereto as Annex M (*Action Plan*) setting out specific environmental and social measures to be undertaken by the Borrower and its Restricted Subsidiaries to enable the Projects to be constructed, equipped and operated in compliance with the Performance Standards, as such Action Plan may be amended or supplemented from time to time with IFC's consent;

"Adjusted EBITDA" for any Calculation Period, the sum of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries __plus__ the aggregate amount of cash payments actually received by the Borrower and its Restricted Subsidiaries during such period from the *Fondo para Inversiones Necesarias en Generación Eléctrica* (FONI) program, representing the reimbursement of amounts previously contributed by the Borrower and its Restricted Subsidiaries to finance the construction of Central Vuelta de Obligado Project. For avoidance of doubt, such FONI payments shall be added only to the extent received in cash or, if received in the form of securities or other non-cash assets, converted to cash during such Calculation Period and shall not include any accrued or unpaid amounts;

"Adjusted Interest Coverage Ratio" means, for the relevant Calculation Period, the ratio obtained by dividing (a) Adjusted EBITDA for such Calculation Period, by (b) the Interest Expense of the Borrower and the Restricted Subsidiaries for such period;

"Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, "control" means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of twenty percent (20%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and "controlling" and "controlled" have corresponding meanings);

"Annual Monitoring Report" means the annual monitoring report substantially in the form attached as Schedule 9 (*Annual Monitoring Report*) hereto setting out the specific environmental and social information to be provided by the Borrower in respect of the Projects, as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC's consent;

"Applicable E&S Law" means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

"Auditors" means Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited) or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (*Auditors*);

"Authority" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization" means any consent, registration, filing, agreement, notarization, certificate, license, concession, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents;

"Authorized Representative" means any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

"B1 Loan" means collectively, the B1-A Loan and the B1-B Loan or, as the context requires, the principal amount of the B1-A Loan and the B1-B Loan outstanding from time to time;

"B1 Loan Disbursement" means a B1-A Loan Disbursement and a B1-B Loan Disbursement, or either of them as the context requires;

"B1-A Loan" means the loan specified in Section 2.01(b) (*The Loan*) or, as the context requires, its principal amount from time to time outstanding;

"B1-A Loan Disbursement" means any disbursement of the B1-A Loan;

"B1-A Loan Interest Rate" means for any Interest Period, the rate at which interest is payable on the B1-A Loan during that Interest Period, determined in accordance with Section 2.03 (*Interest*);

"B1-B Loan" means the loan specified in Section 2.01(c) (*The Loan*) or, as the context requires, its principal amount from time to time outstanding;

"B1-B Loan Disbursement" means any disbursement of the B1-B Loan;

"B1-B Loan Interest Rate" means for any Interest Period, the rate at which interest is payable on the B1-B Loan during that Interest Period, determined in accordance with Section 2.03 (*Interest*);

"BESS Project" means the installation of 150MW of Battery Energy Storage Systems (BESS) in the Buenos Aires metropolitan area carried out by the Borrower;

"BESS PPA" means agreement to be entered between the Borrower and EDENOR in relation to the BESS Project;

"Business Day" means

(a) for the purpose of determining the Interest Rate, a SOFR Banking Day; and

(b) for all other purposes, a day that is a SOFR Banking Day and on which banks are open for business in New York, New York and the Country;

"Calculation Period" means for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to IFC pursuant to the terms and conditions hereof;

"CAO" means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC for environmental and social concerns, which is governed by the CAO Policy;

"CAO Policy" means the IFC/MIGA Independent Accountability Mechanism (CAO) Policy dated June 28, 2021 outlining CAO's purpose, mandate and functions, core principles, governance, and operating procedures, as the same may be amended, updated or supplemented at any time and from time to time;

"Central Costanera" means Central Costanera S.A., a subsidiary of the Borrower;

"Central Vuelta de Obligado Project" means the thermal plant Central Vuelta de Obligado located in the Province of Santa Fe, near the City of Timbúes, owned by Central Vuelta de Obligado S.A.;

"Certificate of Incumbency and Authority" means a certificate provided to IFC in the form of Schedule 1 (*Form of Certificate of Incumbency and Authority*);

"Change of Control" shall occur if: (i) any Person or group of Persons acting in concert acquire, directly or indirectly, more than 35% of the voting and economic interests of the Borrower; and gain the ability to appoint a majority of the Board of Directors; or (ii) a "change of control" occurs under any other material financing of the Borrower, irrespective of whether any of the events listed in items (i) to (ii) above are the result of Permitted Transfers;

"Charter" means with respect to any Person, the memorandum and articles of association and/or such other constitutive document, howsoever called, of such Person;

"CNV" means the *Comisión Nacional de Valores* or any successor Authority in charge of regulating the securities market in the Country;

"Coercive Practice" has the meaning assigned to it in Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Collusive Practice" has the meaning assigned to it in Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Comparable Financial Debt" means any Financial Debt of the Borrower or any Restricted Subsidiary that is Long Term Debt; *provided* that Comparable Financial Debt shall not include (i) Short-term Debt, (ii) limited recourse project finance; and (iii) working capital facilities;

"Concession Company" means, Piedra del Águila Hidroeléctrica Argentina S.A.;

"Condemnation Event" means any of the events described in Section 6.02(e) (*Expropriation; Nationalization, Etc.*);

"Consolidated" or "Consolidated Basis" means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in Section 1.02(c) (*Financial Calculations*); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower, *provided* that, for the avoidance of doubt, on any date of calculation, the accounts of Unrestricted Subsidiaries shall not be consolidated with the accounts of the Borrower;

"Consolidated Total Assets" means, as of any relevant determination date, the aggregate of all Borrower's and its Restricted Subsidiaries' assets, as accounted as such on the Borrower's Consolidated financial statements most recently delivered to IFC as of such date;

"Core Assets" means, at any time, all assets, properties, contracts, rights, permits, and concessions used in or relating to the generation of electric power by the Borrower, whether held by the Borrower or any of its Restricted Subsidiaries, including (without limitation) generation facilities, plants, equipment, power purchase agreements, concessions, and licenses necessary for the operation of such facilities and the Borrower's or any Restricted Subsidiary's equity interests in any Restricted Subsidiary holding such assets; *provided* that, for the avoidance of doubt, Core Assets shall not include (i) any assets, properties, contracts, rights, permits, or concessions relating to mining or forestry activities, (ii) any assets held by any Unrestricted Subsidiary, or (iii) the shares of any Unrestricted Subsidiary;

"Corrupt Practice" has the meaning assigned to it in Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Country" means the Argentine Republic;

"Derivative Transaction" means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or energy prices;

"Disbursement" means any or all of an A Loan Disbursement or a B1 Loan Disbursement, as the context requires;

"Dispute" has the meaning assigned to it under Section 7.05(b) (*Applicable Law and Jurisdiction*);

"Dollars" and "$" means the lawful currency of the United States of America;

"EDENOR" means *Empresa Distribuidora y Comercializadora Norte Sociedad Anónima*;

"E&SA" means the environmental and social assessment, prepared by the Borrower for the Projects in accordance with Applicable E&S Law;

"E&S Management System" means the Borrower's environmental and social management system enabling it to identify, assess, manage and monitor the Project environmental and social risks on an ongoing basis;

"EBITDA" means for the relevant Calculation Period , Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income or non-cash expenses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a Consolidated Basis for such period, (ii) tax expense based on income and foreign withholding taxes of the Borrower and its Restricted Subsidiaries determined on a Consolidated Basis for such period, and (iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a Consolidated Basis for such period;

"Event of Default" means any one of the events specified in Section 6.02 (*Events of Default*);

"Financial Debt" means as to any Person:

(a) any indebtedness of such Person for or in respect of borrowed money;

(b) the outstanding principal amount of any (i) bonds, (ii) debentures, (iii) notes, (iv) loan stock, (v) commercial paper, (vi) deferred payment e-checks or promissory notes payable beyond 90 days (except for deferred payment checks or e-checks issued in favor of suppliers in the ordinary course of business with a maturity no longer than 180 days), (vii) acceptance credits, or (viii) bills drawn, accepted, endorsed or issued by such Person;

(c) any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within one hundred and eighty (180) days of the date they are incurred);

(d) non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within one hundred and eighty (180) days of the date they are incurred and which are not overdue);

(e) the amount of any obligation of such Person in respect of any Financial Lease;

(f) amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(g) the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(h) all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(i) all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations) payable one hundred and eighty (180) days from the date they are incurred;

(j) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a "synthetic lease" or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(k) without double counting, the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other Person; and

(l) any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items;

"Financial Lease" means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Standards, be treated as a balance sheet liability;

"Financial Plan" means the proposed sources of financing for the Transaction as set out in Annex A (*Transaction Cost and Financial Plan*);

"Financial Year" means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Person from time to time designates as its accounting year;

"Form 20-F" means the annual filing required by the SEC for foreign private issuers with securities listed on U.S. exchanges;

"Foreign Exchange Market" means the Country's free foreign exchange market (*Mercado Libre de Cambios*) established by Article 1 of Decree No. 260/02, as restated under Article 132 of Law No 27.444, and any successor official market for foreign exchange transactions in Country, pursuant to the Country's foreign exchange regulations;

"Forestry Companies" means Forestal Argentina S.A. and Loma Alta Forestal S.A. each a corporation (*sociedad anónima*) organized and existing under the laws of the Country;

"Fraudulent Practice" has the meaning assigned to it in Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Hydro Concession Agreement" means the Concession Agreement entered or to be entered into between the Government of Argentina and the Concession Company for the 30-year concession for the right to generate power, operate, maintain and construct complementary works in Piedra del Águila Hydro Plant;

"IFC Fee Letter" means the letter agreement between IFC and the Borrower dated on or about the date of this Agreement in respect of certain fees payable by the Borrower to IFC;

"IFC Financing Documents" means, collectively, this Agreement, the Notes and any other Agreement that the parties hereto agree to designate as an IFC Financing Document;

"Increased Costs" means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the Loan or its Participation that result from:

(a) any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(b) compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(i) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant;

(ii) imposes a cost on IFC as a result of IFC having made the Loan or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the Loan or that Participant not acquired its Participation, as the case may be;

(iii) changes the basis of taxation on payments received by IFC in respect of the Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(iv) imposes on IFC or that Participant any other condition regarding the making or maintaining of the Loan or its Participation;

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

"Increased Costs Certificate" means a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if Increased Costs affect its Participation), certifying:

(a) the circumstances giving rise to the Increased Costs;

(b) that the costs of IFC or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced;

(c) that, IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(d) the amount of Increased Costs;

"Indemnitee" has the meaning assigned to it under Section 7.07 (*Indemnification; No Consequential Damages*);

"Interest Determination Date" means the second Business Day before the beginning of each Interest Period; provided, however, in the event any of the provisions of Section 2.03(d) (*Interest*) apply, such date shall be determined by IFC pursuant to the benchmark methodology provided by the relevant administrator for the relevant rate;

"Interest Expense" means, for any period, (i) the total Consolidated interest expense of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, interest rate hedging agreements, currency swaps and other derivative agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period), plus (ii) without duplication, (x) that portion of Financial Lease obligations of the Borrower and its Restricted Subsidiaries on a Consolidated Basis representing the interest factor for such period and (y) the "deemed interest expense" (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Financial Debt of the Borrower and its Restricted Subsidiaries of the type described in clause (f) of the definition of Financial Debt (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period;

"Interest Payment Date" means, March 15, June 15, September 15 and December 15 in each year in any year;

"Interest Period" means each period of 3 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

"Interest Rate" means (i) with respect to the A Loan, the A Loan Interest Rate, (ii) with respect to the B1-A Loan, the B1-A Loan Interest Rate, or (iii) with respect to the B1-B Loan, the B1-B Loan Interest Rate, as the context requires;

"Investment" has the meaning specified in Section 5.02(i) (*Permitted Investments*);

"Liabilities" means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(a) Financial Debt of such Person;

(b) the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(c) taxes (including deferred taxes) of such Person;

(d) trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(e) accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

(f) the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(g) to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

"Lien" means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Loan" means collectively, the A Loan and the B1 Loan or, as the context requires, the principal amount of the A Loan and the B1 Loan outstanding from time to time;

"Loan Currency" means Dollars;

"Long-term Debt" means that part of Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

"Loss" has the meaning assigned to it under Section 7.07 (*Indemnification; No Consequential Damages)*;

"Material Adverse Effect" means a material adverse effect on:

(a) the Borrower and its Restricted Subsidiaries' business, operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Borrower and its Restricted Subsidiaries' business or operations;

(b) the implementation of the Transaction or the Financial Plan; or

(c) the ability of the Borrower and its Restricted Subsidiaries to comply with their respective obligations under this Agreement or under any other Transaction Document to which any of them is a party;

"Market Disruption Event" means that, before the close of business in New York on the Interest Determination Date for the relevant Interest Period, the cost to IFC or Participants whose Participations in the Loan represent in the aggregate 30% or more of the outstanding principal amount of the Loan (as notified to IFC by such Participants) of funding the Loan or such Participations (as applicable) would be in excess of the Market Disruption Rate;

"Market Disruption Rate" means the percentage rate per annum which is the aggregate of the Reference Rate and 0.50% (50 basis points);

"Net Financial Debt" means, for any Calculation Period, an amount equal to the Consolidated Financial Debt of the Borrower and its Restricted Subsidiaries as of the last day of such period, minus the Borrower's and Restricted Subsidiaries' Consolidated (a) cash and cash equivalents and (b) current financial assets reported under the heading "other current financial assets" in the Borrower's financial statements, each as of such same date;

"Net Financial Debt to Adjusted EBITDA Ratio" means, for any Calculation Period, the ratio obtained by dividing (x) Net Financial Debt, by (y) Adjusted EBITDA for such period;

"Net Income" means, for any Calculation Period and for the Borrower and its Restricted Subsidiaries, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in such the Borrower's and its Restricted Subsidiaries' financial statements for such period;

"Net Sale Proceeds" means for any sale or other disposition of assets by the Borrower or any of its Restricted Subsidiaries, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses) associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Financial Debt (other than the Loan) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower's Consolidated group or any Restricted Subsidiary thereof with respect to the Financial Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to IFC a certificate signed by an Authorized Representative as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Restricted Subsidiaries shall be taken into account for purposes of determining Net Sale Proceeds;

"Obstructive Practice" has the meaning assigned to it in Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Operations" means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country;

"Other Documents" means, collectively, the following agreements entered into by the Borrower and/or any of its Restricted Subsidiaries:

(a) EPC contracts for the construction of the BESS Project;

(b) O&M contracts for the operation and maintenance of the BESS Project; and

(c) letters of credit, performance bonds, guarantees or other securities given to the Borrower in connection with the Hydro Concession Agreement;

"Participant" means any Person who acquires a Participation;

"Participant Sanctions Regime" has the meaning assigned to it in Annex L (*Participant Sanctions Regime*);

"Participation" means the interest of any Participant in the Loan, or as the context requires, in any Disbursement;

"Participation Agreement" means an agreement entitled "Master Participation Agreement" with respect to the B1 Loan between IFC and one or more participants pursuant to which each Participant acquires a Participation in the B1 Loan;

"Performance Standards" means IFC's Performance Standards on Environmental & Social Sustainability, dated January 1, 2012, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrower;

"Permitted Acquisition" means the acquisition by the Borrower or a Restricted Subsidiary of equity interest in a Person or business (including by way of merger of such Person or business with and into the Borrower or a Restricted Subsidiary (so long as the Borrower or such Restricted Subsidiary is the surviving corporation)), *provided* that (in each case) (A) the acquired Person or business acquired is in a business permitted by the IFC Financing Documents and (B) all other requirements of the IFC Financing Documents applicable to Permitted Acquisitions are satisfied;

"Permitted Lien" has the meaning specified in Section 5.02(e) (*Permitted Liens*);

"Permitted Refinancing Debt" means Financial Debt issued exclusively in connection with any refinancing of Financial Debt permitted under this Agreement; *provided* that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable) the Financial Debt so refinanced;

(b) such Permitted Refinancing Debt is secured by the same assets of the Borrower and/or its Restricted Subsidiaries, if any, that secure the Financial Debt being refinanced;

(c) such Permitted Refinancing Debt has a weighted average life to maturity equal to or greater than the Financial Debt being refinanced; and

(d) such Permitted Refinancing Debt, and the agreements and other documents entered into by the Borrower and/or any of its Restricted Subsidiaries in connection therewith shall contain terms and conditions no less favorable to the Borrower and its Restricted Subsidiaries or to IFC than the terms and conditions of the Financial Debt so refinanced or the terms generally available in the market for an arm's length transaction in respect of Financial Debt containing the terms of such Permitted Refinancing Debt;

"Permitted Transfer" means, as of any date of determination, any direct or indirect transfer of shares of, or equity interests in, the Borrower or any Restricted Subsidiary of the Borrower, that complies with all of the following requirements as of such date: (i) transfer is to a Person who (A) has provided information as is necessary for IFC to ensure such person is in compliance with all applicable terrorism and money-laundering laws, IFC's "know your customer" requirements and IFC's reputational and integrity

requirements; (B) is not, at the time of the proposed transfer, the subject of a public investigation, grand jury indictment, a proceeding, an information, a complaint, or any other instrument or pleading filed or issued by any Authority charging corruption, fraud, collusion, coercion, money laundering or the financing of terrorism; (C) has not been found or adjudicated guilty, convicted or sentenced with respect to corruption, fraud, collusion, coercion, money laundering or the financing of terrorism, regardless of whether such determination of guilt, conviction or sentence results from a plea of guilty or *nolo contendere* or any other plea by such person with respect to corruption, fraud, collusion, coercion, money laundering or the financing of terrorism; (D) has neither threatened in writing nor is otherwise a party to, any claim, action, suit, litigation or proceeding against IFC; and (E) is not organized and does not have a primary place of business in any jurisdiction listed as non-compliant or partially compliant on any of the ratings issued from time to time by the Global Forum on Transparency and Exchange of Information for Tax Purposes or any jurisdiction listed as non-compliant or partially compliant or Low Level of Effectiveness or Moderate Level of Effectiveness by the Financial Action Task Force (FATF) (or, in each rating mentioned herein, equivalent or successor ratings); (ii) such transfer is to a Person who is not a Restricted Party, (iii) such transfer is to a Person who is reasonably acceptable to IFC; and (iv) no Potential Event of Default or Event of Default has occurred and is continuing at the time of such transfer or would result from such transfer. Notwithstanding anything to the contrary, any transfer of share capital in the Borrower or any of its Restricted Subsidiaries shall be considered a "Permitted Transfer" if such transfer (y) occurs as a result of a transfer of shares on any nationally or internationally recognized stock exchange and so long as the identification of the relevant transferee is not publicly available or may not be obtained pursuant to applicable law; or (z) is in respect of not more than five percent (5%) of the share capital of the Borrower or any of its Restricted Subsidiaries;

"Person" means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Pesos" means the lawful currency of the Argentine Republic;

"Piedra del Águila Hydro Plant" means the 1,440MW hydroelectric plant located at Piedra del Águila (Limay River, bordering the Provinces of Neuquén and Río Negro);

"Piedra del Águila Project" means (i) the acquisition by the Borrower of the shares of the Concession Company and (ii) the operation and maintenance of the Piedra del Águila Hydro Plant by the Concession Company;

"Policy on Disclosure of Information" means IFC's Access to Information Policy, dated January 1, 2012, which is available at https://disclosures.ifc.org/#/accessInfoPolicy;

"Potential Event of Default" means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"Proceeding" has the meaning assigned to it under Section 7.07 (*Indemnification; No Consequential Damages*);

"Project Concessions" means the Hydro Concession Agreement;

"Projects Documents" means, collectively, the following agreements:

(a) Share Transfer Agreement to be entered into between the Borrower, the Government of Argentina, for the transfer of the shares of the Concession Company to the Borrower; and

(b) the Hydro Concession Agreement;

"Projects" means the BESS Project and the Piedra del Águila Project;

"Pro Forma Basis" means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a <u>pro</u> <u>forma</u> basis to (a) the incurrence of any Financial Debt, (b) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, (c) any Permitted Acquisition and the making of a Restricted Payment during the relevant Calculation Period, with the following rules to apply in connection therewith:

(a) all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(b) all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding; and

(c) in making any determination of EBITDA on a Pro Forma Basis, <u>pro</u> <u>forma</u> effect shall be given to any Permitted Acquisition if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period but without taking into account any <u>pro</u> <u>forma</u> cost savings and expenses;

"Prohibited Activities" means the activities specified in Annex I (*Prohibited Activities*);

"Reference Rate" means, in relation to any Interest Period of any Loan:

(a) Term SOFR on the Interest Determination Date for that Interest Period for 3 months (or, in the case of the first Interest Period for any Disbursement, for 1 month or 3 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded up to five decimal places; or

(b) any fallback or replacement rate for Term SOFR determined pursuant to section 2.03(d) (*Interest*);

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

"Relevant Spread" means (i) with respect to the A Loan, 4.15% per annum, (ii) with respect to the B1-A Loan, 4.15% per annum and (iii) with respect to the B1-B Loan, 4.00% per annum;

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

"Restricted Party" has the meaning assigned to it in Annex L (*Participant Sanctions Regimes*);

"Restricted Payment" means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common

stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes; or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person;

"Restricted Subsidiary" means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary;

"Sanctionable Practice" means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex J (*Anti-Corruption Guidelines For IFC Transactions*);

"Sanctions Authority" has the meaning assigned to it in Annex L (*Participant Sanctions Regimes*);

"SEA Incident" means the sexual assault, sexual abuse, or sexual exploitation of any individual by an officer, director, employee, agent, contractor, or subcontractor of the Borrower which has occurred or is alleged to have occurred in a complaint or report to the Borrower in connection with the Projects;

"SEC" means the U.S. Securities and Exchange Commission;

"Short-term Debt" means all Financial Debt other than Long-term Debt;

"SOFR" means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"SOFR Banking Day" means any day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

"Subsidiary" means with respect to any Person, any Affiliate over 50% of whose capital is owned, directly or indirectly, by that Person;

"Taxes" means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"Term SOFR" means for any day such rate may be required for purposes of this Agreement, the forward-looking term rate based on SOFR for the relevant maturity as provided by the Term SOFR Administrator to, and published by, authorized distributors of Term SOFR at 6:00 a.m., New York time (or any amended publication time for Term SOFR), as specified by the Term SOFR Administrator in the CME Term SOFR benchmark methodology;

"Term SOFR Administrator" means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator);

"Term SOFR Index Cessation Effective Date" means, in respect of Term SOFR and a Term SOFR Index Cessation Event, the first date on which Term SOFR would ordinarily have been provided and is no longer provided;

"Term SOFR Index Cessation Event" means in respect of Term SOFR:

(a) a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that it has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR; or

(b) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the Term SOFR Administrator or a court or any entity with similar insolvency or resolution authority over the Term SOFR Administrator which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR;

"Term SOFR Recommended Fallback Rate" means the rate (inclusive of any spreads or adjustments) recommended as the replacement for Term SOFR by:

(a) the Term SOFR Administrator; or

(b) if the Term SOFR Administrator does not make a recommendation, a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or the supervisor for the Term SOFR Administrator for the purpose of recommending a replacement for Term SOFR (which rate may be produced by the Term SOFR Administrator or another administrator) and as provided by the administrator of that rate (or a successor administrator) or, if that rate is not provided by the administrator thereof (or a successor administrator), published by an authorized distributor;

"Term SOFR Recommended Fallback Rate Index Cessation Effective Date" means, in respect of the Term SOFR Recommended Fallback Rate and a Term SOFR Recommended Fallback Rate Index Cessation Event, the first date on which the Term SOFR Recommended Fallback Rate would ordinarily have been provided and is no longer provided;

"Term SOFR Recommended Fallback Rate Index Cessation Event" means in respect of Term SOFR Recommended Fallback Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the Term SOFR Recommended Fallback Rate announcing that it has ceased or will cease to provide the Term SOFR Recommended Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR Recommended Fallback Rate; or

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Term SOFR Recommended Fallback Rate, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator of the Term SOFR Recommended Fallback Rate or a court or any entity with similar insolvency or resolution authority over the administrator of the Term

SOFR Recommended Fallback Rate which states that the administrator of the Term SOFR Recommended Fallback Rate has ceased or will cease to provide Term SOFR Recommended Fallback Rate permanently, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide a Term SOFR Recommended Fallback Rate;

"Transaction" has the meaning assigned to it in the Recitals;

"Transaction Documents" means

(a) the IFC Financing Documents;

(b) Projects Documents;

(c) Other Documents; and any other agreement or document essential for the Transaction;

"TRO Valuation Report" means the valuation report to be delivered by the Concession Company pursuant to Section 1.3.4 of Subanex VII of the Hydro Concession Agreement;

"Unrestricted Subsidiary" means:

(a) Central Costanera, if and for so long it has Financial Debt other than Financial Debt permitted under Section 5.02(b)(vii) (*Permitted Financial Debt*);

(b) any Subsidiary acquired in connection with a Permitted Acquisition that has been designated as an Unrestricted Subsidiary by the Borrower in accordance with Section 5.02(i)(viii) (*Permitted Investments*);

provided that, any such designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to IFC by delivery to IFC of a certificate from the chief financial officer of the Borrower certifying that such designation complied with the preceding conditions and was permitted by the IFC Financing Documents; and

(c) any Subsidiary of an Unrestricted Subsidiary shall also be deemed to be an Unrestricted Subsidiary; and

"World Bank" means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. *Financial Calculations*. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.03(a) (*Quarterly Financial Statements and Reports*).

(b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC's option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the

sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower, plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03. *Interpretation*. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e) a reference to a party to any document includes that party's successors and permitted assigns.

Section 1.04. *Business Day Adjustment*. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01. *The Loan*. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Loan consisting of:

(a) the A Loan, being fifty million Dollars ($50,000,000);

(b) the B1-A Loan, being fifty million Dollars ($50,000,000); and

(c) the B1-B Loan, being two hundred million Dollars ($200,000,000).

Section 2.02. *Disbursement Procedure*. (a) The Borrower may request Disbursements by delivering to IFC, at least 10 Business Days prior to the proposed date of Disbursement, a Disbursement request substantially in the form of Schedule 2 (*Form of Request for Disbursement (Loan)*), *provided* that with respect to the first Disbursement such request shall be delivered to IFC at least three (3) Business Days (for the purpose of this Section 2.02 only, "Business Day" shall exclude the period beginning on December 25, 2025 and ending on January 1, 2026, both inclusive) prior to the proposed date of Disbursement.

(b) Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower's account at a bank in the Country, or any other place acceptable to IFC, all as specified by the Borrower in the relevant Disbursement request.

(c) Each Disbursement (other than the last one) shall be made in an amount of not less than fifty million Dollars ($50,000,000). Disbursements shall not exceed two (2) in number.

(d) The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3 (*Form of Loan Disbursement Receipt)*, within five (5) Business Days following each Disbursement.

Section 2.03. *Interest.* Subject to the provisions of Section 2.04 (*Default Rate Interest*), the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a) During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b) Interest on each of the A Loan, the B1-A Loan and the B1-B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c) The A Loan Interest Rate, the B1-A Loan Interest Rate and the B1-B Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

(i) the applicable Relevant Spread; and

(ii) the Reference Rate.

(d) (i) *Temporary Non-Publication of Term SOFR.* For purposes of determining the Reference Rate, if (A) Term SOFR for the duration of the relevant Interest Period is not published by the Term SOFR Administrator or an authorized distributor on an Interest Determination Date and is not otherwise provided by the Term SOFR Administrator on such date and (B) a Term SOFR Index Cessation Event shall not have occurred, then the rate for that Interest Determination Date will be the last provided or published Term SOFR for the duration of the relevant Interest Period.

(ii) *A Term SOFR Index Cessation Effective Date.* If a Term SOFR Index Cessation Event has occurred, the rate in respect of an Interest Determination Date occurring on or after the Term SOFR Index Cessation Effective Date will be, subject to subsections (iii) and (iv) below, the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period.

(iii) *Temporary Non-Publication of Term SOFR Recommended Fallback Rate.* Subject to subsection (iv) below, if there is a Term SOFR Recommended Fallback Rate before the end of the first SOFR Banking Day following the Term SOFR Index Cessation Effective Date but neither the Term SOFR Administrator nor authorized distributors provide or publish the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period, then, in respect of an Interest

Determination Date for which the Term SOFR Recommended Fallback Rate is required, references to the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period will be deemed to be references to the last provided or published Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period; provided, however, if there is no last provided or published Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period, then in respect of an Interest Determination Date for which the Term SOFR Recommended Fallback Rate is required, references to the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period will be deemed to be references to the last provided or published Term SOFR for such period.

(iv) *No Term SOFR Recommended Fallback Rate or Term SOFR Recommended Fallback Rate Index Cessation Effective Date.* If:

(A) there is no Term SOFR Recommended Fallback Rate before the end of the first SOFR Banking Day following the Term SOFR Index Cessation Effective Date; or

(B) there is a Term SOFR Recommended Fallback Rate and a Term SOFR Recommended Fallback Rate Index Cessation Effective Date subsequently occurs,

then the rate for an Interest Determination Date occurring on or after the Term SOFR Index Cessation Effective Date or after the Term SOFR Recommended Fallback Rate Index Cessation Effective Date (as applicable) will be such rate as IFC (or any Participant, as the case may be) may determine to be an appropriate successor or replacement for Term SOFR based on derivatives market practices then in effect or such other commercially reasonable alternative for Term SOFR as may be selected by IFC (or any such Participant, as the case may be) in its sole discretion as an appropriate benchmark for financing under this Agreement.

(e) Subject to any alternative rate of interest agreed as contemplated by Section 2.03(f) below, if a Market Disruption Event occurs in relation to all or any part of the Loan for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate for the relevant portion of the Loan for that Interest Period shall be the rate which is the sum of:

(i) the Relevant Spread; and

(ii) either (A) the rate which expresses as a percentage rate per annum the cost (determined on an actual or notional basis) to IFC (or the relevant Participant, as the case may be) of funding its participation in the Loan from whatever source it may reasonably select (which may take into account derivatives market practices then in effect) or (B) at the option of IFC (or any such Participant, as the case may be), the Market Disruption Rate for the relevant period;

(f) (i) If a Market Disruption Event occurs in relation to the Loan and the Borrower so requires, within five Business Days of the notification by IFC pursuant to Section 2.03(e) above, IFC and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan;

(ii) Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto;

If agreement cannot be reached, the Borrower may prepay the relevant portion of the Loan in accordance with Section 2.06(a) (*Prepayment*).

(g) On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate, the B1-A Loan Interest Rate and the B1-B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of those rates.

(h) The determination by IFC, from time to time, of the applicable A Loan Interest Rate, the B1-A Loan Interest Rate and the B1-B Loan Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves manifest error).

Section 2.04. ***Default Rate Interest***. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal, interest payable pursuant to Section 2.03 (*Interest*), or any other payment provided for in Section 2.07 (*Fees*) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2.0% per annum and the A Loan Interest Rate (with respect to amounts relating to the A Loan), 2.0% per annum and the B1-A Loan Interest Rate (with respect to amounts relating to the B1-A Loan) and 2.0% per annum and the B1-B Loan Interest Rate (with respect to amounts relating to the B1-B Loan); provided, however, that in the case of any default with respect to amounts provided for in Section 2.07 (*Fees*), the Borrower shall pay interest on any such amount that is due and unpaid at the rate which shall be the sum of (i) the Relevant Spread for the A Loan (or (A) the Relevant Spread for the B1-A Loan, in the event of default with respect to amounts related to the B1-A Loan, or (B) the Relevant Spread for the B1-B Loan, in the event of default with respect to amounts related to the B1-B Loan); (ii) two percent (2.0%) per annum; and (iii) Term SOFR for the date that is two (2) SOFR Banking Days prior to the commencement of the Interest Period in which such default occurs and reset on the second SOFR Banking Day preceding each succeeding Interest Period during which such amount remains unpaid; and provided, further, that if default in the payment of any such amount occurs prior to the first Interest Payment Date under this Agreement (whether or not a disbursement has occurred), the applicable Term SOFR rate used to calculate default interest during the period in which such amount remains unpaid extending up to but excluding such first Interest Payment Date shall be Term SOFR for the date that is two (2) SOFR Banking Days prior to the date of this Agreement.

(b) Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. ***Repayment***. (a) Subject to Section 1.04 (*Business Day Adjustment*), the Borrower shall repay the A Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Percentage of Principal Amount Due
15-Mar-28	3.00%
15-Jun-28	3.00%
15-Sep-28	3.00%
15-Dec-28	3.00%
15-Mar-29	3.00%

15-Jun-29	3.00%
15-Sep-29	3.00%
15-Dec-29	3.00%
15-Mar-30	3.00%
15-Jun-30	3.00%
15-Sep-30	3.00%
15-Dec-30	3.00%
15-Mar-31	4.00%
15-Jun-31	4.00%
15-Sep-31	4.00%
15-Dec-31	4.00%
15-Mar-32	4.00%
15-Jun-32	4.00%
15-Sep-32	4.00%
15-Dec-32	4.00%
15-Mar-33	4.00%
15-Jun-33	4.00%
15-Sep-33	4.00%
15-Dec-33	4.00%
15-Mar-34	4.00%
15-Jun-34	4.00%
15-Sep-34	4.00%
15-Dec-34	4.00%

(b) Subject to Section 1.04 (*Business Day Adjustment*), the Borrower shall repay the B1-A Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Percentage of Principal Amount Due
15-Mar-28	3.00%
15-Jun-28	3.00%
15-Sep-28	3.00%
15-Dec-28	3.00%
15-Mar-29	3.00%
15-Jun-29	3.00%
15-Sep-29	3.00%
15-Dec-29	3.00%
15-Mar-30	3.00%
15-Jun-30	3.00%
15-Sep-30	3.00%
15-Dec-30	3.00%
15-Mar-31	4.00%
15-Jun-31	4.00%
15-Sep-31	4.00%
15-Dec-31	4.00%
15-Mar-32	4.00%
15-Jun-32	4.00%
15-Sep-32	4.00%
15-Dec-32	4.00%
15-Mar-33	4.00%
15-Jun-33	4.00%

15-Sep-33	4.00%
15-Dec-33	4.00%
15-Mar-34	4.00%
15-Jun-34	4.00%
15-Sep-34	4.00%
15-Dec-34	4.00%

(c) Subject to Section 1.04 (*Business Day Adjustment*), the Borrower shall repay the B1-B Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Percentage of Principal Amount Due
15-Mar-28	4.0%
15-Jun-28	4.0%
15-Sep-28	4.0%
15-Dec-28	4.0%
15-Mar-29	4.0%
15-Jun-29	4.0%
15-Sep-29	4.0%
15-Dec-29	4.0%
15-Mar-30	4.0%
15-Jun-30	4.0%
15-Sep-30	6.0%
15-Dec-30	6.0%
15-Mar-31	6.0%
15-Jun-31	6.0%
15-Sep-31	6.0%
15-Dec-31	6.0%
15-Mar-32	6.0%
15-Jun-32	6.0%
15-Sep-32	6.0%
15-Dec-32	6.0%

(d) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the tables in Section 2.05(a), Section 2.05(b) and Section 2.05(c) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

(e) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.06. Prepayment. Without prejudice to Sections 2.03 *(Interest)*, 2.06(c), Section 2.10 (*Increased Costs*), Section 2.14 (*Taxes*) and Section 2.16 (*Illegality of Participation; Sanctions Event*):

(a) the Borrower may prepay on any Interest Payment Date all or any part of the Loan, on not less than thirty (30) days' prior notice to IFC, but only if:

(i) the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with the prepayment premium specified in Section 2.06(b) and all other amounts then due and payable under this

Agreement, including the amount payable under Section 2.11 (*Unwinding Costs*), if the prepayment is not made on an Interest Payment Date;

(ii) for a partial prepayment, that prepayment is an amount not less than twenty million Dollars ($20,000,000); and

(iii) if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) On the date of any prepayment of the Loan in accordance with Section 2.06(a), the Borrower shall pay a prepayment premium consisting of an amount in the Loan Currency equal to the relevant percentage of the amount to be prepaid, such percentage being as follows: (i) 1.00%, if the prepayment occurs on or before March 15, 2029; (ii) 0.50%, if the prepayment occurs thereafter and on or before the March 15, 2030; and (iii) 0.00% for any prepayment thereafter. The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of IFC, that such determination involved manifest error).

(c) Unless otherwise agreed in writing by IFC, the Borrower shall prepay the outstanding principal amount of the Loan, together with accrued interest and Increased Costs (if any) thereon and all other amounts payable under this Agreement, including the amount payable under Section 2.11 (*Unwinding Costs*) if the prepayment is not made on an Interest Payment Date, as follows:

(i) within 90 days of receipt thereof, from 100% of the proceeds of any Condemnation Event received by the Borrower or any Restricted Subsidiary;

(ii) within 60 days from the occurrence of a Change of Control; and

(iii) within 90 days of receipt thereof, from 100% of any termination compensation received by the Borrower or any Restricted Subsidiary in respect of the Concession Company.

(d) Amounts of principal prepaid under this Section shall (i) first be allocated *pro rata* among the A Loan, the B1-A Loan and the B1-B Loan, in proportion to their respective principal amounts outstanding; and (ii) then be applied to all the respective outstanding installments of principal of the A Loan, the B1-A Loan and the B1-B Loan in inverse order of maturity.

(e) Upon delivery of a notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(f) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.

Section 2.07. *Fees*. (a) The Borrower shall pay to IFC:

(i) commitment fees: (x) with respect to the A Loan, at the rate of 1.0% on that part of the A Loan that from time to time has not been disbursed or cancelled, beginning to accrue on January 2, 2026; (y) with respect to the B1-A Loan, at a rate of 1.0% per annum on that part of the B1-A Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the later of January 2, 2026 and the date of the Participation Agreement, and (z) with respect to the B1-B Loan, at a rate of 1.0% per annum on that part of the B1-B Loan that from time to time has

not been disbursed or canceled, beginning to accrue on the later of January 2, 2026 and the date of the Participation Agreement;

(ii) prorated on the basis of a 360-day year for the actual number of days elapsed; and

(iii) payable quarterly, in arrears, on each Interest Payment Date, the first such payment to be due on March 15, 2026.

(b) The Borrower shall also pay to IFC:

(i) a front-end fee on the A Loan of six hundred twenty-five thousand Dollars ($625,000), to be paid on the earlier of (x) the date which is forty-five (45) days after the date of this Agreement and (y) the date of the first A Loan Disbursement;

(ii) a front-end fee on the B1-A Loan of six hundred twenty-five thousand Dollars ($625,000) to be paid on the earlier of (x) the date which is forty-five (45) days after the date of the Participation Agreement and (y) the date of the first B1-A Loan Disbursement;

(iii) a front-end fee on the B1-B Loan of two million five hundred thousand Dollars ($2,500,000), to be paid on the earlier of (x) the date which is forty-five (45) days after the date of the Participation Agreement and (y) the date of the first B1-B Loan Disbursement;

(iv) the fees specified in the IFC Fee Letter, in the amounts and on the dates specified therein; and

(v) if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Notwithstanding anything to the contrary in this Agreement, the Borrower may request, in the relevant Disbursement request, that IFC deduct the fees owed by the Borrower under this Section 2.07 from the relevant Disbursement.

Section 2.08. *Currency and Place of Payments*. (a) This is an international loan transaction in which the specification of Dollars and the payment in Dollars in New York, New York in immediately available and freely transferable funds are of the essence and Dollars shall be the currency of payment and of account in all events. The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA##026001122, for credit to IFC's account number 10215220300, with reference to investment No. 51616 or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC's designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to the B1 Loan that is received after that time as made on the next Business Day and accordingly interest will accrue on any Participant's *pro rata* share of that payment with respect to which IFC is unable to make same day remittance to that Participant.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this

Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

(d) Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (*Taxes*) and Section 2.15 (*Expenses*) in the currency in which they are payable, if other than the Loan Currency.

(e) Nothing in this Section shall be construed to entitle the Borrower to refuse to make any payment due hereunder in Dollars for any reason, including without limitation, in the event that (1) the purchase of Dollars by any means were to become more onerous or burdensome for the Borrower than as of the date hereof; or (2) any existing or future restrictions on foreign exchange transactions enacted in the Country. The Borrower waives any right that might assist it to argue that any payment in Dollars in connection with the IFC Financing Documents could be payable in any currency other than in Dollars on the due date and at the agreed place of payment.

Section 2.09. *Allocation of Partial Payments*. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10. *Increased Costs*. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

Section 2.11. *Unwinding Costs*. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower:

(i) failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (*Disbursement Procedure*);

(ii) failing to prepay in accordance with a notice of prepayment;

(iii) prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv) after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.12. *Suspension or Cancellation by IFC*. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i) if the first Disbursement has not been made by the 180th day after the day of this Agreement, or such other date as the parties agree; or

(ii) on or after June 18, 2027.

(b) Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a) (*Cancellation by the Borrower*), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (*Interest*).

Section 2.13. *Cancellation by the Borrower*. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan in whole or in part on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b) IFC shall then, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 2.12(c) (*Suspension or Cancellation by IFC*), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c) Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.

(d) Any cancellation of the Loan by the Borrower under this Section 2.13 shall be applied *pro rata* between the A Loan and the B1 Loan.

Section 2.14. *Taxes*. (a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 2.14(c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e) Section 2.14(a) and Section 2.14(b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the A Loan) having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the A Loan).

Section 2.15. *Expenses*. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b) The Borrower shall pay to IFC or as IFC may direct:

(i) the documented fees and expenses of IFC's counsels, being (A) one counsel in the Country and (B) one counsel in New York, New York incurred in connection with:

(A) the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B) the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C) the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D) the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents *provided* that IFC shall use commercially reasonable efforts to request the Borrower's prior consent in connection with costs and expenses of IFC's external legal counsel for matters described in this Section 2.15(b)(i)(D); and

(E) the occurrence of any Event of Default or Potential Event of Default;

(ii) the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees.

Section 2.16. *Illegality of Participation; Sanctions Event*. If IFC has sold a Participation in the Loan and after the date of this Agreement, (1) any change is made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the "Relevant Change"), makes it unlawful for the Participant acquiring that Participation to continue to maintain or to fund that Participation, or (2) any breach of Section 5.02(w) (*Participant Sanctions Regime*) occurs or any representation or warranty made in Section 3.01(x) (*Participant Sanctions Regime*) is found to be incorrect in any material respect (herein, the "Sanctions Event"), *provided* that no premium or penalty shall apply to such prepayment;

(a) the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the date that is the latest day (1) permitted by the Relevant Change or (2) as may be required as a result of the Sanctions Event, prepay in full that part of the Loan that IFC advises corresponds to that Participation;

(b) concurrently with the prepayment of the part of the Loan corresponding to the Participation affected by the Relevant Change or the Sanctions Event, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (*Unwinding Costs*)); and

(c) the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC's request for prepayment, the Authorization referred to in Section 2.16(a) if any such Authorization is then required.

Section 2.17. *Notes.* To further evidence its obligation to repay the Loans and to pay accrued interest and other amounts payable hereunder, the borrower shall:

(a) On the date of each Disbursement of each Loan, issue and deliver to IFC a promissory note (*pagaré*) payable on demand (*a la vista*), non-endorsable (*"no a la orden"*) for such Disbursement, each in the principal amount of the relevant Disbursement of each such Loan, plus compensatory interest at a fixed rate and the default interest rate determined by IFC, duly signed by an Authorized Representative and payable to IFC, in the form attached hereto as Annex K (*Form Of Promissory Note*), dated the date of such Disbursement in respect of the Loan (each a **"Note"**);

(b) Each Note shall (a) be duly signed by either the president of the board of directors of the Borrower or an attorney in fact, with the signatures and capacities of such signatories duly certified and authenticated by a notary public, (b) be identified with the phrase "CEPU Préstamo IFC" followed by a number commencing with "1" (for the first Note issued hereunder) and subsequent numbers thereafter (for any subsequent Note issued by the Borrower pursuant to this Agreement) and make reference to the year of issuance of each Note, and (c) qualify as a "*pagaré*" under the laws of the Country, including Decree-Law No. 5,965/93 (as amended supplemented or otherwise modified from time to time);

(c) If the interest rate under a Note is less than the interest rate applicable in accordance with Section 2.03 (*Interest*) of this Agreement (excluding default interest), as evidenced by such Note, then IFC may request the exchange and replacement of such Note for a new Note that duly evidences the full amount due (including any interest thereon) and payable to IFC with respect to any Loan, or any portion thereof; *provided that* IFC shall be entitled to request such new Note only upon a minimum difference of at least 200 bps of the applicable interest due. Such new Note shall be duly executed and delivered by the Borrower in accordance with this Section 2.17. Upon issuance and delivery of such new Note, IFC shall return the relevant original Note to the Borrower marked "cancelled" simultaneously with the delivery of the new Note.

(d) In the event that IFC assigns the Loan (or portion thereof) pursuant to the terms set forth herein, the Borrower shall promptly, upon the request of IFC, execute and deliver a new Note to IFC's assignee. When the assignment of the Loan is a total assignment, IFC shall, upon receipt of the new Note by IFC's assignee, return to the Borrower the Note delivered to IFC;

(e) The issuance and delivery of the Note pursuant to this Agreement shall not limit, reduce or otherwise affect the obligations of the Borrower under this Agreement and shall not, in and of itself, entail a novation with respect to this Agreement. Notwithstanding the foregoing, payment of the principal of the Note shall discharge the obligation of the Borrower to pay such principal amount of the Loan; and the payment of interest on the Note shall discharge the obligation of the Borrower to pay such interest on the Loan;

(f) The payment of any part of the principal of a Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Note *pro tanto*, and the payment of any principal of the Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing the Loan *pro tanto;*

(g) The execution and delivery by the Borrower of the Note shall not affect in any way whatsoever the rights or obligations of the Borrower under this Agreement or any other IFC Financing Document, and the rights and claims of IFC under the Note held by it shall not replace or supersede the rights and claims of IFC hereunder. Neither the execution, delivery or assignment of the Note nor the commencement of any proceeding in respect thereto shall be deemed to be a waiver of any right of IFC under this Agreement or an amendment of any provision of this Agreement;

(h) Upon IFC written request indicating that the loss, theft, partial or complete destruction or mutilation of the Note has occurred, the Borrower shall execute and deliver in lieu thereof, within ten (10) Business Days of such request, a new Note dated the same date and in the form attached hereto as Annex K (*Form Of Promissory Note*). Notwithstanding the aforementioned obligation of the Borrower to deliver a new Note, if the Note has been lost or stolen, the Borrower may decide to initiate and follow, at its sole expense, the applicable legal proceeding under laws of the Country to have such lost or stolen Note declared void, in which case the Borrower will notify the IFC of such decision, and IFC, upon written request by the Borrower, will collaborate with the Borrower during such proceeding in all commercially reasonable requests regarding such proceeding. In the event of mutilation or partial destruction of a Note, IFC shall deliver to the Borrower the Note within ten (10) Business Days after receipt of the replacement Note;

(i) IFC shall be entitled to have a Note, substituted, exchanged or subdivided for a new Note; and

(j) The costs, expenses and taxes associated with any exchange, replacement and issuance of new Notes in accordance with this Section 2.17 will be borne exclusively by the Borrower.

ARTICLE III

Representations and Warranties

Section 3.01. *Representations and Warranties*. The Borrower represents and warrants that:

(a) Organization and Authority. The Borrower and each of its Restricted Subsidiaries is a company limited by shares duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required Authorizations - to own its assets,

conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b) Validity. Each Transaction Document to which the Borrower or any Restricted Subsidiary is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.01(a)(ii) (*Transaction Documents*) has been, or will be, amended or modified except as permitted under this Agreement;

(c) No Conflict. Neither the making of any Transaction Document to which the Borrower or any Restricted Subsidiary is a party nor (when all the Authorizations referred to in Section 4.01(d) (*Authorizations*) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the terms or provisions of such Person's Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d) Status of Authorizations. To the best of the Borrower's knowledge after due inquiry, (i) the Authorizations specified in Annex B (*Borrower/Transaction Authorizations*) are: all of the material Authorizations needed by the Borrower or any of its Restricted Subsidiaries to carry out the Transaction and the Projects; and (ii) all of the Authorizations needed by the Borrower to comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and those Authorizations specified in Annex B (*Borrower/Transaction Authorizations*) that are designated therein as having been obtained have all been obtained, and are in full force and effect;

(e) No Amendments to Charter. The Charter of the Borrower has not been amended since May 22, 2025;

(f) No Immunity. Neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any Transaction Document, *provided, however*, that (i) the Hydro Concession Agreement applicable to the hydroelectric generation activity, and (ii) any assets granted to the Borrower or any Restricted Subsidiaries under such Hydro Concession Agreement (including assets granted in concession, lease, possession, operation, use or under any other title not conferring ownership) shall not be subject to attachment, seizure, enforcement, execution or any similar remedy, to the extent such assets are not owned by the Borrower or any Restricted Subsidiaries; *and provided further* that any enforcement against assets owned by the Borrower or its Restricted Subsidiaries shall not interfere with, disrupt or otherwise adversely affect the continuity of the hydroelectric generation activities carried out under the Hydro Concession Agreement;

(g) Disclosure. The Information Memorandum dated November 4, 2025 was and continues to be true and accurate (other than for projections and other forward-looking statements contained in that Information Memorandum which the Borrower believes to be reasonable as of such date) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h) Financial Condition. Since December 31, 2024, neither the Borrower nor any of its Restricted Subsidiaries:

(i) has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii) has undertaken or agreed to undertake any substantial obligation that would reasonably be expected to have a Material Adverse Effect;

(i) Financial Statements. The Consolidated and unconsolidated annual financial statements of the Borrower and its Restricted Subsidiaries for the period ending on December 31, 2024 and quarterly financial statements for the period ending on September 30, 2025:

(i) have been prepared in accordance with the Accounting Standards, and give a true and fair view in all material respects of the financial condition of the Borrower and its Restricted Subsidiaries as of the date as of which they were prepared and the results of the operations of the Borrower and its Restricted Subsidiaries during the period then ended;

(ii) disclose all material liabilities (contingent or otherwise) of the Borrower and its Restricted Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower or any of its Restricted Subsidiaries (whether or not such commitments have been disclosed in such financial statements);

(j) Title to Assets and Permitted Liens. (i) Each of the Borrower and its Restricted Subsidiaries has good and marketable title to all of the assets purported to be owned by it (except such defects that could not reasonably be expected to have a Material Adverse Effect) and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or any of its Restricted Subsidiaries of any Lien, and (ii) all Investments of the Borrower and its Restricted Subsidiaries are set forth in Annex C (*Investments*);

(k) Financial Debt. Annex D (*Financial Debt*) sets forth all Financial Debt of the Borrower and its Restricted Subsidiaries, and there exists no outstanding default thereunder;

(l) Taxes. All tax returns and reports of the Borrower and its Restricted Subsidiaries required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower or any of its Restricted Subsidiaries, or their respective properties, income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with the Accounting Standards;

(m) Litigation. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(n) Compliance with Law.

(i) To the best of its knowledge and belief, after due inquiry, neither the Borrower nor any of its Restricted Subsidiaries is: (A) in violation of any statute or regulation of any Authority in any material respect, or (B) in violation of any Applicable E&S

Laws, in each case in connection with the conduct of its respective business or ownership of its respective property; and

(ii) No judgment or order has been issued against the Borrower, any Restricted Subsidiary, their respective operations or the Projects which has or may reasonably be expected to have a Material Adverse Effect;

(o) Environmental and Social Matters:

(i) To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Projects other than those identified by the E&SA and Action Plan; and

(ii) Neither it or the Concession Company has received nor it or the Concession Company is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person, in either case, concerning its Projects' failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Projects in accordance with the Performance Standards;

(p) Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower or any of its Restricted Subsidiaries;

(q) Use of Proceeds. The proceeds of the Loan shall be utilized to finance (i) the BESS Project; and (ii) the acquisition by the Borrower of the shares of the Concession Company;

(r) Subsidiaries. The entities listed on Annex E (*Subsidiaries*) are the only Subsidiaries of the Borrower, and Annex E (*Subsidiaries*) correctly sets forth, as of the date hereof and the date of the first Disbursement, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries, and the direct owner thereof and (ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Borrower, and the direct owner thereof;

(s) Governing Law and Enforcement. The choice of New York law as the governing law of the IFC Financing Documents which purport to be governed thereby will be recognized and enforced in the Country. Any judgment obtained in New York in relation to an IFC Financing Document will be recognized and enforced in the Country, *provided* that, in the event that any legal proceedings are brought to the courts of Argentina, (i) due compliance with the requirements of Sections 517 and 519of Law No. 17,454, as amended and supplemented (Argentine Civil and Commercial Procedures Code) relating to the execution of foreign judgments is required; (ii) pursuant to Laws No. 24,573 and 26,589, the regulatory Decree No. 1,467/2011 (as amended and supplemented) and other ancillary regulations (as amended and supplemented), certain mediation procedures must be exhausted prior to the initiation of lawsuits in the Country, with the exception, among others, of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff; (iii) the requirements to foreclosure of property which is determined by law or the courts of the Country for the validity and enforceability of each of the IFC Financing Documents have been accomplished, and no other Taxes are required to be paid to the Country, or to any of its political subdivisions (other than any applicable court tax (*tasa de justicia*), if necessary), (iv) a translation by a public translator into the Spanish language of any document written in a different language shall be required, for the admissibility in evidence

in court of the Country of any such document, and (v) any public document granted in any country other than the Country must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of the Republic of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the "Apostille" provided in such Convention;

(t) Sanctionable Practices. Neither the Borrower nor any of its Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to the Projects or any transaction contemplated by this Agreement, any Sanctionable Practice;

(u) UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(v) Availability and Transfer of Foreign Currency. The Borrower will not require any foreign exchange control approvals or other Authorizations to ensure the availability of Dollars and enable the Borrower to perform its obligations under the any Transaction Document, other than the settlement of the proceeds of the Loan in the foreign exchange market and registration of the debt with the Argentine Central Bank. No other restriction or requirement limits the availability to, or transfer of foreign exchange by, the Borrower to make any payments required to be made by it under any Transaction Document;

(w) SEA Incident. To the best of its knowledge and belief after due inquiry, no SEA Incident has occurred within the three consecutive years ending on the date of this Agreement;

(x) Participant Sanctions Regime. Neither the Borrower nor, to the knowledge of the Borrower, any of its Subsidiaries, nor any directors or officers of it or any of its Subsidiaries:

(i) is a Restricted Party;

(ii) is subject to any proceeding, formal notice or investigation by a Sanctions Authority with respect to any Participant Sanctions Regime; or

(iii) is knowingly engaging in any direct trade, business or other activities with, or for the direct benefit of, any Restricted Party in a manner that would cause any Participant to be in violation of an applicable Participant Sanctions Regime; and

(y) Piedra del Águila Insurance: To the best of its knowledge and belief, after due inquiry, the Borrower is in compliance with all insurance requirements under the concession agreement with respect to the operation and maintenance of the Piedra del Águila Hydro Plant currently in effect and with all regulations applicable to the Piedra del Águila Hydro Plant.

Section 3.02. *IFC Reliance*. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 (***Representation and Warranties***) with the intention of inducing IFC to enter into this Agreement and the other IFC Financing Documents (and the Participants to enter into the Participation Agreement) and that IFC enters into this Agreement and the other IFC Financing Documents (and the Participants will enter into the Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. *Conditions of First Disbursement*. The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a) Transaction Documents. The IFC Financing Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party;

(b) Certificate of Incumbency and Authority. IFC has received a Certificate of Incumbency and Authority from the Borrower dated the date of the first Disbursement, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in such Certificate of Incumbency and Authority, and all of the foregoing shall be in form and substance satisfactory to IFC;

(c) Participation Agreement. IFC has entered into the Participation Agreement with Participants for the acquisition by them of Participations in the B1 Loan in an aggregate amount equal to the full amount of the B1 Loan and each Participation Agreement is in full force and effect;

(d) Authorizations. The Borrower has obtained, and provided to IFC copies of, all Authorizations, and such other Authorizations that may become necessary for:

(i) the Loan; and

(ii) the due execution, delivery, validity and enforceability of, and performance by the Borrower and the Concession Company of its respective obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents;

and all those Authorizations are in full force and effect;

(e) Legal Opinions. IFC has received a legal opinion from MHR – Martinez de Hoz & Rueda, IFC's counsel in the Country and, if requested by IFC, concurred in by counsel for the Borrower, and covering such matters relating to the transactions contemplated by this Agreement as IFC may reasonably request; and (ii) a legal opinion from Hunton Andrews Kurth LLP, special counsel to IFC in New York with regard to the New York law aspects of this Agreement and the other IFC Financing Documents;

(f) Accounting and Financial Management. IFC has received a certification from the Auditors, dated no earlier than sixty (60) days prior to the date of the first Disbursement, confirming that, as of the date of such certificate, the Borrower is in compliance with Section 5.01(c) (*Accounting and Financial Management*) and containing a brief description of the systems and records in place;

(g) [*Reserved*];

(h) Fees. IFC has received (or has been irrevocably instructed by the Borrower to deduct from the proceeds of the first Disbursement) the fees which Section 2.07 (*Fees*) requires to be paid before the

date of the first Disbursement and all other amounts then due under this Agreement including but not limited to, reimbursement of all invoiced fees and expenses of IFC's counsel, if IFC so requires;

(i) Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 5.01(f) (*Authorization to Auditors*);

(j) Solvency. IFC has received a solvency certificate in the form of Schedule 4 (*Form Of Solvency Certificate*) from the chief financial officer of the Borrower; and

(k) Appointment of Agent. The Borrower has delivered to IFC evidence, substantially in the form of Schedule 5 (*Form of Service of Process Letter*), of appointment of an agent for service of process pursuant to Section 7.05 (*Applicable Law and Jurisdiction*).

Section 4.02. *Conditions of All Disbursements*. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a) Disbursement Request. IFC must have received the Borrower's request for Disbursement in accordance with Section 2.02 *(Disbursement Procedure*);

(b) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(c) Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, (i) needed by the Borrower for the purposes described in Section 3.01(q) (*Use of Proceeds*), or will be needed for that purpose within 6 months of that date; and (ii) not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(d) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(e) No Material Loss or Liability. Since the date of this Agreement the Borrower and its Restricted Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (*Negative Covenants*));

(f) Representations and Warranties. The representations and warranties made in Article III (*Representations and Warranties*) are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (*No Conflict*), without the words in parentheses);

(g) No Violations. After giving effect to that Disbursement, the Borrower, and each Restricted Subsidiary would not be in violation of:

(i) its Charter;

(ii) any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii) any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(h) Financial Ratios. (Without limiting the generality of Section 4.02(g) (*No Violations*)), after taking into account the amount of that Disbursement and any other Financial Debt incurred by the Borrower or any Restricted Subsidiary after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (*Quarterly Financial Statements and Reports*), the Borrower is in compliance with the Financial Ratios on a Pro Forma Basis, provided that, with respect to any Disbursement requested to be made prior to the date when the first financial statements to be delivered to IFC pursuant to Section 5.03(a) (*Quarterly Financial Statements and Reports*) would be due, the calculation of the financial ratios shall be made on the basis of such information as IFC may reasonably request, verified, if IFC so requires, by the Auditors;

(i) Environmental and Social Matters. Each of the action items listed in the Action Plan has been fulfilled within the timeline set forth therein.

(j) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC's counsel as provided in Section 2.15(b)(i) (*Expenses*) or confirmation that those fees and expenses have been paid directly to that counsel; and

(k) Notes. The Promissory Notes required to be issued in accordance with Section 2.17 (*Notes*) have been issued by the Borrower and IFC has received the original of each such Note.

Section 4.03. *Borrower's Certification*. The Borrower shall deliver to IFC with respect to each request for Disbursement:

(i) certifications, in the form included in Schedule 2 (*Form of Request for Disbursement (Loan)*), relating to the conditions specified in Section 4.02 (*Conditions of All Disbursements*) (other than the condition in Section 4.02(g) (*No Violations*)) expressed to be effective as of the date of that Disbursement, and in the case of Section 4.02(e) (*No Material Loss or Liability*), also certified by the Auditors if IFC so requires; and

(ii) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.04. *B1 Loan Conditions*. Notwithstanding any other provision of this Agreement IFC is not obliged to make (a) any B1 Loan Disbursement, except to the extent that the Participants provide funds for that B1 Loan Disbursement under their Participations and (b) any Disbursement except pro rata from the A Loan, and the B1 Loan.

Section 4.05. *Conditions for IFC Benefit*. The conditions in Section 4.01 through Section 4.05 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01. *Affirmative Covenants*. Unless IFC otherwise agrees in writing, the Borrower shall, and, as applicable, shall cause each of its Restricted Subsidiaries to:

(a) Corporate Existence; Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations and the Projects with due diligence and efficiency and in accordance with sound industry, financial and business practices; *provided*, that nothing in this clause prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the reasonable judgment of the Borrower and consistent with its past practices, desirable in the conduct of the business of the Borrower;

(b) Use of Proceeds; Compliance with Law. Apply the proceeds of the Loan exclusively as set forth in Section 3.01(q) (*Use of Proceeds*), comply in all material respects (or, in the case of Applicable E&S Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the Projects and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls);

(c) Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly in all material respects the financial condition of the Borrower and its Restricted Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d) Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; *provided* that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e) Auditors. Maintain at all times a firm of recognized independent public accountants acceptable to IFC as auditors of the Borrower and its Restricted Subsidiaries except for the Forestry Companies that may have a different Auditor;

(f) Authorization to Auditors. Irrevocably authorize, in the form of Schedule 6 (*Form Of Letter To Borrower's Auditors*), the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower's or any of its Restricted Subsidiary's accounts and operations, and provide to IFC a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(g) CAO Access. Upon request from IFC, permit representatives of IFC and the CAO, during normal business hours, to:

(i) visit any of the sites and premises where the business of the Borrower or any of its Restricted Subsidiaries is conducted, including the Projects;

(ii) inspect any sites, facilities, plants and equipment of the Borrower and any of its Restricted Subsidiaries;

(iii) have access to the books of account and all records and any of its Restricted Subsidiaries (including electronic and hard copy files); and

(iv) have access to those employees, agents, contractors and subcontractors of the Borrower and any of its Restricted Subsidiaries who have or may have knowledge of matters with respect to which IFC or CAO seeks information;

in each case upon reasonable prior notice, and subject to any applicable laws and regulations; provided that such access shall be for the purpose of carrying out the CAO's role under the CAO Policy, and provided further that in carrying out its work, the CAO may disclose information gathered during its activities, subject to the provisions and requirements of the CAO Policy;

(h) Environmental and Social Requirements. Ensure that the Projects, including but not limited to the design, construction, operation, maintenance, management and monitoring of the Project sites, plants, equipment, operations and facilities comply in all respects with: (i) all Applicable E&S Law, (ii) the Action Plan, and (iii) the Performance Standards;

(i) Annual Monitoring Report. With respect to the Borrower and the Concession Company only (i) annually review the form of the Annual Monitoring Report and, following such review, (ii) consult with IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower's and the Concession Company's business or operations, or in light of environmental or social risks identified by the Borrower's E&S Management System; and (iii) revise the form, if necessary or appropriate, as agreed with IFC;

(j) E&S Management System. Ensure the continuing implementation and operation of the E&S Management System to assess and manage the environmental and social performance of the Projects in compliance with (i) all Applicable E&S Law, (ii) the Action Plan, and (iii) the Performance Standards;

(k) Authorizations. (i) Obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B (*Borrower/Transaction Authorizations*), which are necessary for the Projects, the implementation of the Transaction, the carrying out of the business and Operations of the Borrower and its Restricted Subsidiaries generally and the compliance by the Borrower and its Restricted Subsidiaries with all their respective obligations under the Transaction Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Restricted Subsidiaries by, those Authorizations;

(l) Foreign Exchange Regulations. Comply with each filing, condition, reporting regime and other requirements set forth in the Country's foreign exchange regulations required to access the Country's official Foreign Exchange Market to make any payments in Dollars in the amount and place of payment required under the IFC Financing Documents including, as may be applicable from time to time, (i) the conversion of the amounts disbursed under each Disbursement into Pesos through the Foreign Exchange Market in accordance with applicable foreign exchange regulations, and (ii) the quarterly reporting of the debt under the IFC Financing Documents in accordance with Country's Central Bank Communications "A" 6401 and "A" 8304, as amended and supplemented;

(m) Financial Ratios. With respect to the Borrower, maintain at all times the following ratios on a Consolidated Basis:

(i) an Adjusted Interest Coverage Ratio of at least two hundred percent (200%);

(ii) a Net Financial Debt to Adjusted EBITDA Ratio of no more than three hundred percent (300%);

(n) Assets in Operating Condition. Design, construct, own, operate, maintain, monitor and repair the Projects, including all of its sites, plant, equipment, facilities and other assets in accordance with prudent industry practice, all applicable laws, Authorizations and the Transaction Documents;

(o) Project Concessions. Preserve, protect, maintain and enforce all of its rights and remedies under the Project Concession in accordance with the terms thereof and applicable law;

(p) Anti-Harassment Policy. Comply in all material respects with the Anti-Harassment Policy in relation to the Borrower and its Restricted Subsidiaries and, without limiting the generality of Section 5.02(v) (*Changes to Anti-Harassment Policy*), within five days following the adoption of any material amendment to such policy, deliver a copy of such amendment to IFC;

(q) Piedra del Águila Project Insurance. Comply in all material respects with all insurance requirements under the of Hydro Concession Agreement and with all regulations applicable to the Piedra del Águila Hydro Plant;

(r) Projects Documents/BESS PPA. Deliver to IFC copies of the Projects Documents, the Other Documents and the BESS PPA within fifteen (15) days after such agreements are entered into by the parties thereto; and

(s) Insurance. The Borrower shall and shall ensure that each of the Subsidiaries maintain insurances as maintained by prudent operators of similar businesses that do not self-insure and as required by the Project Concessions (including, inter alia, Hydro Concession Agreement) with coverage including, where applicable and not limited to "assets all risks" or fire and named perils for physical assets, machinery breakdown, business interruption, public liability, construction/erection all risks, and insurances required by law and regulations. The Borrower shall and shall ensure that each of the Restricted Subsidiaries comply with all conditions and terms of such insurance policies and shall use the proceeds of any such insurance to (as applicable) repair and replace the damaged asset and/or compensate any relevant third party.

Section 5.02. *Negative Covenants*. Unless IFC otherwise agrees in writing, the Borrower shall not, and shall cause each of its Restricted Subsidiaries not to:

(a) Restricted Payments. Declare or pay any Restricted Payment, except that:

(i) any Subsidiary of the Borrower may declare Restricted Payments to the Borrower or to any Restricted Subsidiary of the Borrower;

(ii) any partially-owned Restricted Subsidiary may declare Restricted Payments to its stockholders, *provided* that the Borrower and its Restricted Subsidiaries must receive at least their proportionate share of any Restricted Payments paid by such Restricted Subsidiary;

(iii) the Borrower may declare dividends required to be paid under applicable law;

(iv) the Borrower may declare Restricted Payments if, after giving effect to such Restricted Payment (i) no Potential Event of Default or Event of Default shall be

continuing or would result therefrom, (ii) the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis, (iii) such Restricted Payment is made out of retained earnings whenever a cash dividend is declared, and (iv) the Borrower delivers to IFC a certification substantially in the form of Schedule 7 (*Form of Borrower's Certification on Distribution of Dividends*);

(b) Permitted Financial Debt. Incur, assume, maintain or permit to exist any Financial Debt except:

(i) the Loan;

(ii) any Financial Debt provided under the Transaction Documents;

(iii) the Financial Debt set forth in Annex D (*Financial Debt*) without giving effect to any extension, refinancing, renewals, etc. of such Financial Debt;

(iv) intercompany Financial Debt between or among the Borrower and any of its Restricted Subsidiaries; *provided*, however, that:

(A) if the Borrower or any Restricted Subsidiary is an obligor of such Financial Debt, such Financial Debt must be expressly subordinated to the Loan, on terms and pursuant to documentation satisfactory to IFC, (1) in payment, such that no payment of any amount under such Financial Debt shall be made at any time unless any and all outstanding amounts of principal of, interest on, or other amounts then due under the Loan have been paid in full, and (2) in liquidation, such that upon any distribution of assets in connection with any dissolution, winding up or liquidation of the Borrower (whether in bankruptcy, insolvency, receivership proceedings or otherwise) or upon assignment for the benefit of the creditors, all amounts owed under the Loan shall be paid in full before any amount on account of such Financial Debt is paid in full); and

(B) (x) any subsequent issuance or transfer of any equity interest in a Restricted Subsidiary thereof that results in any such Financial Debt being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Financial Debt to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Financial Debt by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);

(v) any Financial Debt of the Restricted Subsidiaries incurred for working capital purposes and up to an aggregate amount outstanding at any time of fifty million Dollars ($50,000,000) or its equivalent in other currencies; provided that the Financial Debt for working capital outstanding at any time for each Restricted Subsidiary shall not exceed ten million Dollars ($10,000,000) or its equivalent in other currencies, if after giving effect to the incurrence thereof, no Potential Event of Default or Event of Default would exist and the Borrower would be in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis;

(vi) any Financial Debt of the Borrower if, after giving effect to the incurrence thereof, no Potential Event of Default or Event of Default would exist and the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis; and

(vii) Financial Debt of Central Costanera for capital expenditures in an aggregate amount that shall not exceed seventy five million Dollars ($75,000,000) in excess of the Financial Debt of Central Costanera outstanding as of the date of this Agreement (without giving effect to any extension, refinancing or renewals thereof), if after giving effect thereto the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis.

(c) Derivative Transactions. Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction, except with respect to Derivative Transactions entered into to hedge interest, currency or energy price risks, in the ordinary course of business and not for speculative purposes;

(d) Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except for obligations of Affiliates, if, after giving effect to the incurrence thereof, the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis;

(e) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any of its Restricted Subsidiaries, except for the following (collectively, **"Permitted Liens"**):

(i) Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G (*Existing Liens*), without giving effect to any extensions or renewal thereof;

(ii) any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings, so long as:

(A) those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Transaction or the carrying on of the business or Operations of the Borrower and its Restricted Subsidiaries; and

(B) the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(iii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6.02(n) (*Judgments*);

(iv) Liens on the property or assets of any corporation which becomes a Restricted Subsidiary of the Borrower after the date hereof in connection with a Permitted Acquisition securing Financial Debt permitted by Section 5.02(b), *provided* that (i) such Liens existed at the time such corporation became a Restricted Subsidiary and were not created in anticipation of the acquisition, (ii) any such Lien by its terms covers only property or assets of such corporation which were covered immediately prior to the time it became a Restricted Subsidiary and (iii) any such Lien does not by its terms secure any Financial Debt other than the Financial Debt existing immediately prior to the time such corporation becomes a Restricted Subsidiary without giving effect to any extensions or renewal thereof;

(v) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not materially interfering with the conduct of the business and Operations of the Borrower or any of its Restricted Subsidiaries;

(vi) additional Liens of the Borrower or any Restricted Subsidiary not otherwise permitted by this Section 5.02(e) that (A) were not incurred in connection with borrowed money, (B) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value of which exceeds the amount of the obligations secured by such assets, (C) do not materially impair the use of such assets in the Operations or the business of the Borrower or such Restricted Subsidiary and (D) do not secure obligations in excess of the equivalent of twenty million Dollars ($20,000,000) in the aggregate for all such Liens at any time; and

(vii) the share pledge to be granted in favor of the Country on the Class "A" shares of the Concession Company, representing 51% of the capital stock and votes of the Concession Company in the form of Sub-annex V of the bidding terms of the Piedra del Águila Project.

(f) Arm's Length Transactions. Enter into any transaction with the Borrower's Affiliates except for (i) transactions in the ordinary course of business on the basis of arm's length arrangements (including, without limitation, transactions whereby the Borrower or a Restricted Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products), (ii) transactions in existence as of the date of this Agreement, and (iii) transactions otherwise permitted under this Agreement;

(g) Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency for a material portion of its purchases or sales;

(h) Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

(i) Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing are "Investment" and, collectively, "Investments") other than the following:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of

business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and cash equivalents and other financial assets classified as current financial assets in the Borrower's financial statements;

(iii) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) the Borrower may enter into a Derivative Transaction or assume the obligations of any party to a Derivative Transaction to the extent permitted by Section 5.02(c) (*Derivative Transactions*);

(v) the Borrower and its Restricted Subsidiaries may make intercompany loans and advances to any Subsidiary to the extent permitted by Section 5.02(b) (*Permitted Financial Debt*), *provided that* at the time of and after giving effect to such loans or advances (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower will be in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis;

(vi) the Borrower and any Restricted Subsidiary may make capital contributions to, or acquire equity interests of, any Restricted Subsidiary; *provided that* after giving effect of such capital contribution (A) no Event of Default or Potential Event of Default has occurred and is continuing; (B) the Borrower would be in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis; and (c) such Restricted Subsidiary remains a Subsidiary of the Borrower;

(vii) the Borrower and its Restricted Subsidiaries may acquire equity interests in their respective Subsidiaries created or acquired after the date hereof in accordance with the terms of this Agreement, *provided* that, after giving effect thereto, no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, the Borrower will be in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis and each such Subsidiary remains a Subsidiary of the Borrower;

(viii) the Borrower and its Restricted Subsidiaries may make a Permitted Acquisition so long as:

(A) no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Permitted Acquisition;

(B) calculations made by the Borrower with respect to all financial covenants for the respective Calculation Period on a Pro Forma Basis show that all

financial covenants would have been complied with as if such Permitted Acquisition had occurred on the first day of such Calculation Period;

(C) the Borrower shall give written notice of such Permitted Acquisition promptly upon consummation, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing; and

(D) the Borrower shall either (i) cause each Subsidiary which is formed to effect, or is acquired pursuant to a Permitted Acquisition to become a Restricted Subsidiary and guarantor of the Loan and execute and deliver all other customary documentation requested by IFC, unless the Financial Debt of such Restricted Subsidiary upon closing of the Permitted Acquisition would exceed or cause the Restricted Subsidiaries to exceed the amounts set forth in Section 5.02(b)(v); or (ii) designate each such Subsidiary as an Unrestricted Subsidiary; *provided* that any Subsidiary initially designated as an Unrestricted Subsidiary pursuant to this clause (ii) may subsequently be designated as a Restricted Subsidiary, subject to the Borrower's compliance with the requirements of clause (i) of this Section 5.02(i)(viii)(D) at the time of such redesignation; provided further, that once the Borrower has designated such Unrestricted Subsidiary to be a Restricted Subsidiary it cannot subsequently re-designate such Restricted Subsidiary to be an Unrestricted Subsidiary;

(ix) the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 5.02(o)(ii) (*Asset Sales*); and

(x) the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(j) Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document; or (ii) change its Financial Year;

(k) Amendments, Waivers, Etc. of Material Agreements. Terminate, amend or grant any waiver with respect to any provision of:

(i) any IFC Financing Document; or

(ii) any Projects Document or Other Document, in a way that could reasonably be expected to have a Material Adverse Effect;

(l) Prepayment of Long-Term Debt. Make any voluntary, optional or mandatory prepayment of or repurchase or reacquire for value any Financial Debt (other than Financial Debt permitted by Section 5.02(b)(iv) (*Permitted Financial Debt*)) and any Short-term Debt), pursuant to any provision of any agreement or note with respect to that Financial Debt unless (i) such Financial Debt is refinanced with Permitted Refinancing Debt, or (ii) the Borrower gives IFC at least 30 days' advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Financial Debt being prepaid, such

prepayment to be made in accordance with the provisions of Section 2.06 (*Prepayment*) except that there shall be no minimum amount or advance notice period and no penalty or premium for that prepayment;

(m) Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Restricted Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto; or engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity;

(n) Winding Up, Liquidation, Merger or Consolidation. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any wholly-owned Restricted Subsidiary of the Borrower, so long as (A) the Borrower or such Restricted Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation; (B) any security interests granted to IFC in the assets of such Restricted Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken; and (C) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom;

(o) Asset Sales. Sell, transfer, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, except that:

(i) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(ii) the Borrower and its Restricted Subsidiaries may sell assets (other than Core Assets), so long as (A) no Event of Default or Potential Event of Default then exists or would result therefrom, (B) each such sale is made on an arm's-length basis and the Borrower or the respective Restricted Subsidiary receives at least fair market value, (C) such assets are not subject to a security interest granted to IFC;

(iii) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries, in each case, so long as no such grant otherwise affects IFC's security interest in the asset or property subject thereto;

(iv) the Borrower or any Restricted Subsidiary may convey, sell or otherwise transfer assets (other than Core Assets), including, for avoidance of doubt, sales or transfers made in connection with a reorganization, spin-off or similar transactions permitted hereunder; and

(v) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of cash, cash equivalents in the ordinary course of business and other financial assets classified as current financial assets in the Borrower's financial statements, in each case for cash at fair market value;

(p) Asset Purchases. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i) Investments may be made to the extent permitted by Section 5.02(i) (*Permitted Investments*); and

(ii) Permitted Acquisitions may be made in accordance with the requirements of Section 5.02(i) (*Permitted Investments*);

(q) Sale-Leaseback Transactions. Enter into any sale-leaseback transaction;

(r) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(s) Amendment of Action Plan. Amend the Action Plan in any material respect;

(t) UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(u) Sanctionable Practices. Engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Projects or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(t) (*Sanctionable Practices*) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request;

(v) Changes to Anti-Harassment Policy. Adopt any material amendment to the Anti-Harassment Policy; or

(w) Participant Sanctions Regime. The Borrower, its Subsidiaries, and any directors or officers of it or any of its Subsidiaries may not knowingly use, lend, contribute or otherwise make available any part of the proceeds of any B1 Loan Disbursement: (A) for the purpose of financing any trade, business or other activities directly with a Restricted Party; or (B) in any other manner that would cause any Participant to be in violation of an applicable Participant Sanctions Regime.

Section 5.03. *Reporting Requirements*. Unless IFC otherwise agrees, the Borrower shall:

(a) Quarterly Financial Statements and Reports. As soon as available but in any event within 60 days after the end of each quarter of each Financial Year, deliver to IFC:

(i) a copy of the Borrower's complete financial statements for such quarter prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower's audited financial statements, in each case, certified by the Borrower's chief financial officer, except that the Borrower shall not be required to provide the information indicated herein if such information has been made publicly available on the website of either the SEC or the CNV, and the Borrower provides IFC written notice thereto;

(ii) a report by the Borrower on its operations during that quarter, in the form of, and addressing the topics listed in, Schedule 8 (*Information to be Included in Quarterly*

and Annual Review of Operations) except that the Borrower shall not be required to provide the information indicated herein if such information has been made publicly available on the website of either the SEC or the CNV, and the Borrower provides IFC written notice thereto; and

(iii) a report (in a form pre-agreed by IFC), signed by the Borrower's chief executive officer and chief financial officer, concerning compliance with the covenants in Section 5.01(m) (*Financial Ratios*) (using the methodology of calculation in respect of such covenants set forth in Annex H (*Methodology For Financial Ratio Calculations*));

(b) Annual Financial Statements and Reports. As soon as available but in any event within 120 days after the end of each Financial Year, deliver to IFC:

(i) a copy of its complete and audited financial statements (including consolidating financial statements with respect to its Restricted Subsidiaries) for that Financial Year (which are in agreement with its books of account and prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards), together with an unqualified audit report on them from the Auditors, all in form satisfactory to IFC, except that the Borrower shall not be required to provide the information indicated herein if such information has been made publicly available on the website of either the SEC or the CNV, and the Borrower provides IFC written notice thereto;

(ii) a report (in a form pre-agreed by IFC), signed by the Borrower's chief financial officer, concerning compliance with the covenants in Section 5.01(m) (*Financial Ratios*) (using the methodology of calculation in respect of such covenants set forth in Annex H (*Methodology For Financial Ratio Calculations*));

(iii) a report by the Borrower on its operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 8 (*Information to be Included in Quarterly and Annual Review of Operations*) and outlining any factors that could reasonably be expected to have a Material Adverse Effect, except that the Borrower shall not be required to provide the information indicated herein if such information has been made publicly available Form 20-F to the SEC and the Borrower provides IFC written notice thereto;

(iv) a capital and operating budget for the then-current Financial Year;

(v) a statement by the Borrower of all transactions between the Borrower and/or its Restricted Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, and a certification by the Borrower's and/or its Restricted Subsidiaries' chief financial officer that those transactions were on the basis of arm's-length arrangements; and

(vi) a copy of the annual report to shareholders (*Memoria Annual*) describing major activities of the Borrower and its Restricted Subsidiaries during the previous Financial Year.

(c) Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the

Borrower) to the Borrower or its management in relation to the Borrower's financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii) (*Annual Financial Statements and Reports*);

(d) Annual Monitoring Report. Within 120 days after the end of each Financial Year, with the first Annual Monitoring Report due by April 2027, deliver to IFC, in English, the corresponding Annual Monitoring Report confirming compliance by the Borrower and/or the relevant Restricted Subsidiary with the Action Plan, if applicable, the environmental and social covenants set forth in Sections 5.01 (*Affirmative Covenants*) and 5.02 (*Negative Covenants*) and Applicable E&S Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency and a summary of the key actions taken by the Borrower in connection with environmental, social matters during the relevant Financial Year;

(e) Notice of Accidents, Etc. Within 5 days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Projects in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Restricted Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(f) Shareholder Matters. Give notice to IFC, concurrently with the Borrower's notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:

(i) all notices, reports and other communications of the Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii) the minutes of all shareholders' meetings;

(g) Changes to Business; Material Adverse Effect. Promptly notify IFC of any proposed change in the business or operations of the Borrower or any of its Restricted Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(h) Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect, notify IFC by electronic mail of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Restricted Subsidiary is taking or proposes to take with respect thereto;

(i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by electronic mail specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(j) Development Impact Indicators. Within sixty (60) days after the end of each calendar year (January to December), deliver to IFC certain Transaction related information as reasonably required to measure the ongoing development impact of the Transaction against the development impact indicators specified in Schedule 10 (*Development Impact Indicators*) hereto and which Transaction related information IFC may hold and use in accordance with the Policy on Disclosure of Information. The data

for development impact indicators, as described further in Schedule 10 (*Development Impact Indicators*) hereto, shall correspond to the previous calendar year (January to December);

(k) Safety Reports. Provide to IFC copies of any safety reports with respect to the Piedra del Águila Project, within five (5) days of the issuance of any such report;

(l) SEA Incident Notification. Within three days of its occurrence or of the Borrower becoming aware, notify IFC of any SEA Incident, specifying the nature of such incident; within 14 days after such notification, deliver to IFC an Incident Report in respect of such incident; and, at all times after such delivery, keep IFC informed of the ongoing implementation of the measures the Borrower is taking or plans to take to address such incident and any effects resulting or likely to result from such incident and to prevent any future similar incident and respond promptly to any IFC request for further information regarding such incident or the implementation of such measures by the Borrower; and

(m) Other Information. Promptly provide to IFC such other information as IFC from time to time reasonably requests about the Borrower, any of its Restricted Subsidiaries, their respective assets, Operations, Projects and the Transaction, including without limitation information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combatting the financing of terrorism (AML/CFT).

Section 5.04. *Insurance Reporting*. Unless IFC otherwise agrees, the Borrower and/or its Restricted Subsidiaries shall provide to IFC, as soon as possible after its occurrence, a copy of the TRO Valuation Report as well as any responses received from any Authority regarding submissions made under the Hydro Concession Agreement

Section 5.05. *Most Favored Nation*. If at any time any Comparable Financial Debt (other than the Loan) incurred by the Borrower or any Restricted Subsidiary, or with respect to which the Borrower or any Restricted Subsidiary is an obligor, has the benefit of any of provisions regarding mandatory prepayments, covenants, events of default and/or security that, in the discretion of IFC, are more favorable to the holders or lender of such Comparable Financial Debt than the terms of this Agreement and the other IFC Financing Documents, then if IFC so requests, the IFC Financing Documents shall be amended or supplemented to incorporate such more favorable provisions; *provided* that a Comparable Financial Debt secured by a Permitted Lien shall not be considered more favorable to the holders or lender of such Comparable Financial Debt just on the basis of being secured by such Permitted Lien.

ARTICLE VI

Events of Default

Section 6.01. *Acceleration after Default*. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement and the other IFC Financing Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. *Events of Default*. It shall be an Event of Default if:

(a) Failure to Pay Principal or Interest. (i) The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of five days;

(b) Failure to Pay Other IFC Loans. The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from IFC other than the Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c) Failure to Comply with Obligations. The Borrower or any of its Subsidiaries fails to comply with any of its obligations under this Agreement or any other Transaction Document (excluding Section 5.02(w) (*Participation Sanctions Regime*)) to which it is a party or any other agreement between such Person and IFC (other than those referred to in clauses (a) or (b) of this Section 6.02 and Section 5.02(b)(vii) (*Permitted Financial Debt*)), and any such failure continues for a period of 30 days after the date on which the Borrower becomes aware of that failure;

(d) Misrepresentation. Any representation or warranty made in (i) Article III (*Representation and Warranties*) (other than in Section 3.01(x) (*Participation Sanctions Regime*)) or in connection with the execution of, or any request (including a request for Disbursement, other than with respect to Section 3.01(x) (*Participation Sanctions Regime*)) under, this Agreement or (ii) any other Transaction Document is incorrect in any material respect;

(e) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower, or any of its Restricted Subsidiaries or of any of their respective share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or any of its Restricted Subsidiaries or of any of their respective share capital, or takes any action for the dissolution or disestablishment of the Borrower or any of its Restricted Subsidiaries or any action that would prevent the Borrower or any of its Restricted Subsidiaries or their respective officers from carrying on all or a substantial part of their respective business, Operations, or the Projects (a "**Condemnation Event**");

(f) Involuntary Proceedings. A decree or order by a court is entered against the Borrower or any of its Restricted Subsidiaries:

(i) adjudging the Borrower or any of its Restricted Subsidiaries bankrupt or insolvent;

(ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or any of its Restricted Subsidiaries under any applicable law;

(iii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Restricted Subsidiaries or of any substantial part of any of their respective property or other assets; or

(iv) ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 60 days;

(g) Voluntary Proceedings. The Borrower or any of its Restricted Subsidiaries:

(i) requests a moratorium or suspension of payment of Liabilities from any court;

(ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii) consents to the institution of bankruptcy or insolvency proceedings against it;

(iv) files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Restricted Subsidiaries or of any substantial part of any of their respective property;

(v) executes or files an *acuerdo preventivo extrajudicial*, or files a *concurso preventivo;*

(vi) makes a general assignment for the benefit of creditors; or

(vii) admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent.

(h) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or any of its Restricted Subsidiaries for an amount in excess of the equivalent of thirty million Dollars ($30,000,000) and is not discharged within 30 days;

(i) Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) through Section 6.02(h);

(j) Cross-Default. The Borrower or any of its Restricted Subsidiaries fails to pay any of its Financial Debt (other than the Loan or any other loan from IFC to the Borrower or any of its Restricted Subsidiaries) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Financial Debt having an aggregate principal amount (including undrawn revolving or available amounts) equal to or greater than fifty million Dollars ($50,000,000) (or its equivalent in any other currency or currencies), and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand;

(k) Failure to Maintain Authorizations. Any Authorization necessary for the Borrower or any of its Restricted Subsidiaries to perform and observe its obligations under any Transaction Document, or to carry out the Transaction the Projects or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(l) Revocation Etc. of IFC Financing Documents. Any IFC Financing Document or any of its provisions:

(i) is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC's notice to the Borrower;

(ii) becomes unlawful or is declared void; or

(iii) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of IFC's notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(m) Non-Performance of Project Documents and Other Agreements. Any of the Project Documents or the Other Documents:

(i) is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii) is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it and has or could reasonably be expected to have a Material Adverse Effect;

(n) Judgments. A final judgment, order or arbitral award for the payment of money in excess of the equivalent of thirty million Dollars ($30,000,000) is rendered against the Borrower, any of its Subsidiaries or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 30 consecutive days; or

(o) Transfer. Any transfer of shares of the Borrower or any of its Restricted Subsidiaries occurs, other than as a result of a Permitted Transfer.

Section 6.03. ***Bankruptcy***. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. ***Saving of Rights***. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other IFC Financing Document or the Participation Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement, any other IFC Financing Document or the Participation Agreement and which might prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement or any other IFC Financing Document shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c) Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement or any

other IFC Financing Document that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other IFC Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other IFC Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02. *Notices*. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(h) (*Litigation, Etc.*) and Section 5.03(i) (*Default*), Section 7.02(b) and Section 7.05 (*Applicable Law and Jurisdiction*), any such communication may be delivered by hand, airmail, electronic mail, or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Central Puerto S.A.
Avenida Thomas Edison 2701
C1104BAB, Buenos Aires
Republic of Argentina
Attention: Enrique Terraneo
E-mail: enrique.terraneo@centralpuerto.com

For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

E-mail: Notifications@ifc.org

Attention: Director, Infrastructure and Natural Resources Department

IFC Project Number: 51616

With a copy (in the case of communications relating to payments) for the attention of the Director, Financial Operations.

With an electronic copy (in the case of all reports and notices to be given under Section 5.03 (*Reporting Requirements*)) sent to the attention of the Senior Manager, Syndicated Loan Management Unit, at: syndicatedloanreports@ifc.org

(b) IFC has a secured document sharing website called "AccessIFC", located at accessifc.ifc.org. Provided that the Borrower has agreed to all the terms and conditions provided by IFC to access and use AccessIFC, IFC may, in its discretion, grant to the Borrower access to AccessIFC. In the event the Borrower has been granted access to AccessIFC, the Borrower shall deliver via AccessIFC the

reports required in Sections 5.03(a) (*Quarterly Financial Statements & Reports*), (b) (*Annual Financial Statements & Reports*), (c) (*Management Letters*), (d) (*Annual Monitoring Report*), (f) (*Shareholder Matters*) and any other reporting requirements as may be mutually agreed between the Borrower and IFC.

Section 7.03. *English Language*. (a) All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 7.04. *Term of Agreement*. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. *Applicable Law and Jurisdiction*.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any dispute, claim, action, suit, litigation, proceeding or complaint arising out of, relating to or having any connection with this Agreement (including any dispute regarding non-contractual obligations and any dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity) (a "**Dispute**"), and waives any objections to venue based on grounds of *forum non conveniens* or inconvenient forum.

(c) For the exclusive benefit of IFC, the Borrower irrevocably also submits to personal jurisdiction of any such court in any such Dispute. Final judgment against the Borrower in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d) The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, renunciation, termination or modification by IFC of any of its privileges, immunities or exemptions granted in the Articles of Agreement establishing IFC, international conventions, or applicable law and the IFC expressly reserves all of its privileges, immunities and exemptions thereunder.

(e) The Borrower hereby irrevocably designates, appoints and empowers Cogency Global Inc., with offices currently located at 122 East, 42nd Street, 18th Floor, New York, New York 10168 as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(f) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal

process in any Proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.

(g) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any Proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (*Notices*). In such a case, IFC shall also send by electronic mail or have sent by electronic mail a copy of the papers to the Borrower. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(h) Service in the manner provided in Sections 7.05 (e), (f) and (g) in any Proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(i) The Borrower irrevocably waives to the fullest extent permitted by applicable law: (i) its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and (ii) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against it by IFC.

(j) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l) To the extent that the Borrower may, in any Proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such Proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(n) *Enforcement*. At the option of IFC, this Agreement may be enforced against the Borrower in the courts of the Country or in any other appropriate jurisdiction or concurrently in more than one jurisdiction, and service of process papers upon the Borrower may be made in any manner authorized by the laws of any such jurisdiction.

Section 7.06. *Disclosure of Information*. (a) IFC may disclose any documents or records of, or information about, including any internal or external analysis (which may include any rating assessment) of this Agreement or any other Transaction Document, or the assets, business, Operations or affairs of the Borrower to:

(i) any Participant or any Person who intends to purchase a Participation in a portion of the Loan, or any sub-participant, credit insurer, or any other party that is seeking to acquire or has acquired an economic interest in the Loan, whether funded or unfunded, and/or any Person who invests in or otherwise finances or may potentially invest or otherwise finance (including but not limited to investing via an investment fund or in securities issued in a cash or synthetic securitization), directly or indirectly, any transaction referred to in this subparagraph, and to any of the foregoing Persons' Affiliates, Representatives, Related Funds and any entities created for such investment or financing of the foregoing Persons;

(ii) any other Person as IFC may deem appropriate in connection with the administration of the Loan, including any proposed (or potentially proposed) sale, transfer, assignment, Participation or other disposition of IFC's rights under this Agreement or any Transaction Document and to any of that Person's Affiliates, Related Funds, and Representatives; and

(iii) any professional advisers (including its outside counsel), auditors, investment banks, consultants, service providers and rating agencies retained by IFC and any Person described in subsection (i) and (ii) of this Section 7.06.

(b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

(c) The Borrower acknowledges that IFC in its absolute discretion may fund the Loan in whole or in part with proceeds from IFC thematic bond programs, such as green bonds or social bonds. In such event the Borrower agrees that for the duration of the Loan: (i) IFC may disclose non-confidential ex-ante estimates related to the Loan and its expected development impact in public reports to IFC's bond investors, including the annual impact report for IFC's green bond program and other similar publications, and (ii) if requested by IFC, the Borrower will confirm the details of any such estimates within fourteen (14) Business Days of receiving the request, to the extent the information so required is available to the Borrower.

Section 7.07. *Indemnification; No Consequential Damage*.

(a) The Borrower shall, within ten Business Days of demand, indemnify, defend and hold harmless IFC and each Participant and their respective officers, directors, affiliates, employees, agents and representatives (each, an **"Indemnitee"**) against, and hold each Indemnitee harmless from, any and all actual or contingent losses, damages, liabilities, obligations, commitments, deficiencies, awards, fines, penalties, judgments, orders, decrees, claims, actions, suits, proceedings, investigations, demands, complaints, grievances, settlements, disputes, litigation, costs and expenses (including attorney fees and

expenses, consultant, engineer, and other professional costs and expenses) ("**Losses**") arising out of, in connection with, or related in any way to: (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated hereby or thereby or the consummation of the Transaction or any other transactions contemplated hereby or thereby (including any breach of, or failure to perform, any of the representations, warranties, covenants, or obligations in any Transaction Document or other agreement or instrument contemplated thereby); (ii) the Loan or the actual or proposed use of proceeds thereof; (iii) any actual or alleged non-compliance by the Borrower (or any Person acting on its behalf) with, or any liability or obligation under, any law, any Applicable E&S Law, and/or the Performance Standards, in each case in respect of the Transaction; or (iv) any actual or prospective claim, action, suit, litigation, investigation, proceeding, inquiry, request for information, demand, complaint, dispute or grievance (each, a "**Proceeding**") relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; *provided that*, in any case, such indemnity will not be available to any Indemnitee to the extent that such Loss resulted directly from such Indemnitee's gross negligence or willful misconduct (as determined by a final, non-appealable determination of a court or arbitral tribunal of competent jurisdiction).

(b) The Borrower's indemnity obligations in this Section are independent of and in addition to any rights of any Indemnitee in connection with any Loss (provided, however, that no Indemnitee shall be entitled to recover an amount twice in respect of the same Loss), and such obligations shall survive the execution, modification, and amendment of this Agreement and each other Transaction Document, the expiration, cancellation, or termination of IFC's or any Participant's commitment, and the disbursement and repayment of the Loan.

(c) To the maximum extent permitted by law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, contingent, or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

(d) In respect of any Proceeding in connection with a Loss, IFC and each Indemnitee shall have the right but not the obligation to control its, his, or her defense; provided, however, that IFC and each Indemnitee shall, in respect of any decision to settle any such Proceeding, consult in good faith with the Borrower.

Section 7.08. *Successors and Assignees*. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.

Section 7.09. *Amendments, Waivers and Consents*. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.10. *Counterparts*. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement.

Section 7.11. *Third Party Rights*. (a) Subject to paragraph (b), this Agreement is for the sole benefit of IFC and the Borrower and is not intended to, nor shall it be interpreted, and does not, provide or create any third party beneficiary rights or any other rights of any kind to any Person who, or entity that, is not a party to it, to enforce any of its terms.

(b) This Section 7.11 shall not apply to any Person who is defined as an Indemnitee in Section 7.07 (*Indemnification; No Consequential Damages*), except and only to the extent that any such Indemnitee (while not a party to this Agreement) is entitled to enforce the provisions of Section 7.07 (*Indemnification; No Consequential Damages*).

Section 7.12. *Personal Data*. If the Borrower or anyone acting on its behalf discloses any information relating to individuals to IFC in connection with the Loan or any of the Transaction Documents, other than names and contact details of Borrower personnel involved in the Loan, the Borrower shall ensure that:

(a) unless IFC has requested or agreed to provision of the information in personally identifiable form, the information is redacted or anonymized so that no individual is identifiable; and

(b) if any individuals are identifiable from the information:

(i) the disclosure complies with any data protection or data privacy laws applicable to the Borrower (such as any requirements to provide information to, or obtain consents from, those individuals), taking full account of IFC's expected use of the information, including its inclusion in any Transaction Document, its disclosure in accordance with Section 7.06 (*Disclosure of Information*) or as set forth in IFC's Products and Services Privacy Notice (ifc.org/privacy/productnotice);

(ii) reasonable steps are taken to ensure that the information is accurate, and proportionate to the purposes of disclosure, and that the disclosure is fair to the individuals concerned; and

(iii) the information is protected by appropriate security measures in transmission.

Section 7.13. *Independence of the Borrower*. The Borrower confirms that:

(a) it has engaged legal, tax, regulatory and accounting advisors, and such other professional advisors as it deems appropriate, with respect to all matters in connection with the Loan and the Transaction Documents; and

(b) it has, upon its own due diligence as to all matters pertinent hereto with the assistance of its professional advisors, and notwithstanding any involvement of or consultation with IFC or any member of the World Bank Group, independently evaluated, and fully understands, acknowledges, and accepts, all risks arising or potentially arising under or in connection with the Loan and each Transaction Document.

Section 7.14. *Role of IFC*. (a) Notwithstanding anything to the contrary provided under the Transaction Documents, it is specifically understood and agreed that IFC is acting solely as lender and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for the Borrower, or for any other Person pursuant to the Transaction Documents.

(b) Except as expressly assumed by IFC under the Transaction Documents, IFC shall have no liability or obligation whatsoever to the Borrower, or any other Person with respect to the transactions contemplated by the Transaction Documents (including, without limitation), for any oversight or monitoring, or any lack of oversight or monitoring, exercised by IFC in respect of, or the manner in which IFC may implement (or refrain from implementing), comply with (or refrain from complying with), any IFC policy (including the Action Plan and Performance Standards) or any Applicable E&S Law and the Borrower assumes full responsibility in respect of any action it takes (or fails to take) in connection with

any recommendation, instruction or advice that IFC may or may not give from time to time in connection with the Projects or any Transaction Document.

(c) Any reviews, approvals, or due diligence undertaken by IFC is for the sole benefit of IFC alone and not for the benefit of any third party, foreseen or unforeseen, or the Borrower and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or the Borrower.

Section 7.15. *Acknowledgment of CAO*. The Borrower hereby acknowledges and agrees that the CAO is IFC's independent accountability mechanism for environmental and social concerns; and it has reviewed additional information about the CAO, including the CAO Policy, which is available at http://www.cao-ombudsman.org/.

Section 7.16. *No set-off by the Borrower*. All payments to be made by the Borrower under the IFC Financing Documents will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

CENTRAL PUERTO S.A.

By: ______________________

Name: FERNANDO BONNET

Title: CHIEF EXECUTIVE OFFICER

INTERNATIONAL FINANCE CORPORATION

By: ______________________________

Name: Tenel Gokten

Title: Regional Industry Manager

ANNEX A

TRANSACTION COST AND FINANCIAL PLAN

Uses	USD MM
BESS Nuevo Puerto – 150MW	55.0
Piedra del Águila – 1440MW	245.0
Total	**300.0**

Sources	USD MM
IFC A Loan	50.0
IFC B1-A Loan	50.0
IFC B1-B Loan	200
Total	**300.0**

ANNEX B

BORROWER/TRANSACTION AUTHORIZATIONS

(See Sections 3.01(d) and 4.01(d) of the Loan Agreement)

1. AUTHORIZATIONS OF THE PIEDRA DEL ÁGUILA PROJECT

1.1. Authorizations already obtained

(a) Pre-Award Report issued by the Evaluation Committee on November 28, 20925 (*Dictamen de Preadjudicación - Comisión Evaluadora - 504/2-0001-CPU25 - EX-2025-91888417--APNUEETATEP#*), together with its Supplementary Report dated December 3, 2025 (*MEC Informe Complementario Dictamen de Preadjudicación - Concurso Público Nacional e Internacional N° 504/2-0001-CPU25 - EX-2025-91888417- -APN-UEETATEP#MEC*).

(b) Environmental authorization, issued by the Secretariat of Environment and Natural Resources (*Secretaría de Ambiente y Recursos Naturales*) of the Province of Neuquén.

1.2. Authorizations to be obtained following the date of the Loan Agreement

1.2.1 Within 30 days following the effective date of the Loan Agreement:

(a) Ministry of Economy Resolution approving and awarding the tender results.

(b) Execution, delivery and effectiveness of the Project Documents.

1.2.2. Within 45 days following the "*Toma de Posesión*" (as this term is defined in the bidding terms of the Piedra del Águila Project):

(a) Application for the assignment (change of ownership) of the Authorization referred to in item 1.1(b) above.

(b) Filing of note before the Federal Secretariat of Energy (*Secretaría de Energía de la Nación*) requesting the change of name in the permit to act as a generator agent of the Wholesale Electricity Market (*Mercado Eléctrico Mayorista*).

2. AUTHORIZATIONS OF THE BORROWER REQUIRED FOR BESS PROJECT.

2.1. Authorizations already obtained before the relevant authorities

(a) Resolution No. 361/2025 issued by the Energy Secretariat (*Secretaría de Energía*) awarding the BESS Project to the Borrower, together with its Annex I.

(b) BESS PPA.

2.2. Authorizations already filed to be obtained before the relevant authorities

(a) Permit to act as a generator agent of the Wholesale Electricity Market (Mercado Eléctrico Mayorista), issued by the Federal Secretariat of Energy (*Secretaría de Energía de la Nación*).

(b) Permits to access the power grid issued by ENRE (*Ente Nacional Regulador de la Electricidad*) (filed before EDENOR, who is in charge of initiating the relevant proceedings).

(c) Environmental authorizations, issued by the Environment Protection Agency (*Agencia de Protección Ambiental - APRA*).

2.3. **Authorizations to be obtained during the development of the BESS Project**

(a) Permit for the beginning of construction, issued by the City of Buenos Aires.

(b) Commercial Operation Permit (*Certificado de Habilitación Comercial*) issued by CAMMESA (*Compañía Administradora del Mercado Mayorista Eléctrico S.A.*).

ANNEX C
INVESTMENTS

As of September 30, 2025			
Assets measured at fair value (ARS thousands)			
INVESTMENTS	**CPSA**	**SUBSIDIARIES**	**TOTAL**
Mutual funds	25,313,203	16,736,728	42,049,931
Government bonds and notes	57,912,847	225,225,117	283,137,964
Equities and corporate notes	-	6,573,950	6,573,950
Interest rate swap	-	5,459,867	5,459,867
Total Investments	**83,226,050**	**253,995,662**	**337,221,712**
Cash and cash equivalent	**59,236,490**	**7,657,553**	**66,894,043**

ANNEX D
FINANCIAL DEBT

As of September 30, 2025			
	Currency	Amount (ARS MM)	Maturity
Corporate Loan		**85,743**	
KFW	USD	28,898	sep-31
Cordillera - Santander International (**)	USD	56,845	oct-25
Project Finance		**184,322**	
La Castellana I + Achiras I	USD	98,901	nov-31 / feb-32
La Genoveva II + La Castellana II (CPRES)	USD	11,643	may- 26 / jul-26
La Genoveva I	USD	73,778	may-34
Vendor financing		**46,153**	
CECO - Mitsubishi*	USD	46,153	dic-32
Corporate Bonds		**260,528**	
CPSA - ON Clase A	USD	66,049	mar-26
CPSA - ON Clase B (**)	USD	69,923	oct-25
CPSA - ON Clase C	USD	124,556	ago-29
Overdrafts	**ARS**	**41,056**	
Total Debt		**617,801**	

*: Debt accounted at fair value
(**): Fully repaid in October 2025

ANNEX E
SUBSIDIARIES

- Central Vuelta de Obligado S.A.
- CP Achiras S.A.U.
- Puerto Energía S.A.U.
- CP La Castellana S.A.U.
- Vientos La Genoveva S.A.U.
- Vientos La Genoveva II S.A.
- CP Cordillera Solar S.A.
- CP Servicios Renovables S.A.
- Proener S.A.U.
- Central Costanera S.A.
- Loma Alta Forestal S.A.
- Forestal Argentina S.A.
- Parque Solar Cafayate S.R.L.

ANNEX F
[RESERVED]

ANNEX G
EXISTING LIENS

- Pledge on 100% of the Borrower's equity interests in Central Vuelta de Obligado S.A. in favor of the trustee of the *Fideicomiso Central Vuelta de Obligado*, as guarantee for Central Vuelta de Obligado S.A.'s obligations in the operation and maintenance of its thermal power plant.
- Security assignment of the Borrower's LVFDV receivables for years 2008-2011 in favor of the trustee of the *Fideicomiso Central Vuelta de Obligado*, as guarantee for Central Vuelta de Obligado S.A.'s obligations in the operation and maintenance of its thermal power plant.
- Pledge on 100% of the Borrower's equity interests in Termoeléctrica José de San Martín S.A. in favor of the trustee of the *Fideicomiso Central Termoeléctrica Timbúes*, as guarantee for Termoeléctrica José de San Martín S.A.'s obligations in the operation and maintenance of its thermal power plant.
- Pledge on 100% of the Borrower's equity interests in Termoeléctrica Manuel Belgrano S.A. in favor of the trustee of the *Fideicomiso Central Termoeléctrica Manuel Belgrano*, as guarantee for Termoeléctrica Manuel Belgrano S.A.'s obligations in the operation and maintenance of its thermal power plant.
- Security assignment of the Power Purchase Agreement (*Contrato de Abastecimiento de Energía Eléctrica Renovable*) between CAMMESA and CP La Castellana S.A.U. securing the repayment of the financing granted to CP La Castellana S.A.U. in connection with the construction of La Castellana wind power farm.
- Pledge over the equipment of the La Castellana wind power farm, securing the repayment of the financing granted to CP La Castellana S.A.U. in connection with the construction of the wind power farm.
- Pledge on 100% of the Borrower's equity interests in CP La Castellana S.A.U., securing the repayment of the financing granted to CP La Castellana S.A.U. in connection with the construction of La Castellana wind power farm.
- CP La Castellana S.A.U. accounts' pledge securing the repayment of the financing granted to CP La Castellana S.A.U. in connection with the construction of La Castellana wind power farm.
- Security assignment of the usufruct held by CP La Castellana S.A.U. securing the repayment of the financing granted to CP La Castellana S.A.U. in connection with the construction of La Castellana wind power farm.
- Endorsement of insurance policies in favor of lenders of the financing granted to CP La Castellana S.A.U.
- Security assignment of the Power Purchase Agreement (*Contrato de Abastecimiento de Energía Eléctrica Renovable*) between CAMMESA and CP Achiras S.A.U. securing the repayment of the financing granted to CP Achiras S.A.U. in connection with the construction of Achiras wind power farm.
- Pledge over the equipment of the Achiras wind power farm, securing the repayment of the financing granted to CP Achiras S.A.U. in connection with the construction of the wind power farm.
- Pledge on 100% of the Borrower's equity interests in CP Achiras S.A.U., securing the repayment of the financing granted to CP Achiras S.A.U. in connection with the construction of Achiras wind power farm.

- CP Achiras S.A.U. accounts' pledge securing the repayment of the financing granted to CP Achiras S.A.U. in connection with the construction of Achiras wind power farm.
- Mortgage on the real estate properties owned by CP Achiras S.A.U. securing the repayment of the financing granted to CP Achiras S.A.U. in connection with the construction of Achiras wind power farm.
- Endorsement of insurance policies in favor of lenders of the financing granted to CP Achiras S.A.U.
- Security assignment of the Power Purchase Agreement (*Contrato de Abastecimiento de Energía Eléctrica Renovable*) between CAMMESA and Vientos La Genoveva S.A.U. securing the repayment of the financing granted to Vientos La Genoveva S.A.U. in connection with the construction of La Genoveva I wind power farm.
- Pledge over the equipment of the La Genoveva I wind power farm, securing the repayment of the financing granted to Vientos La Genoveva S.A.U. in connection with the construction of the wind power farm.
- Pledge on 100% of the Borrower's equity interests in Vientos La Genoveva S.A.U., securing the repayment of the financing granted to Vientos La Genoveva S.A.U. in connection with the construction of La Genoveva I wind power farm.
- Vientos La Genoveva S.A.U. accounts' pledge securing the repayment of the financing granted to Vientos La Genoveva S.A.U. in connection with the construction of La Genoveva I wind power farm.
- Security assignment of the usufruct held by Vientos La Genoveva S.A.U. securing the repayment of the financing granted to Vientos La Genoveva S.A.U. in connection with the construction of La Genoveva I wind power farm.
- Endorsement of insurance policies in favor of lenders of the financing granted to Vientos La Genoveva S.A.U.
- Pledge on 100% of the Borrower's equity interests in Vientos La Genoveva II S.A.U., securing the repayment of the financing granted to Vientos La Genoveva II S.A.U. in connection with the construction of La Genoveva II wind power farm.
- Pledge over the equipment of the La Genoveva II wind power farm, securing the repayment of the financing granted to Vientos La Genoveva II S.A.U. in connection with the construction of the wind power farm.
- Assignment by way of security of (i) receivables arising under the power purchase agreements entered into by Vientos La Genoveva II S.A.U. with private off-takers in respect of the energy generated by the La Genoveva II wind farm, (ii) contractual position in the PPAs referred to in item (i) and other project documents, (iii) rights under the relevant insurance policies.
- Security assignment of the usufruct held by Vientos La Genoveva II S.A.U. securing the repayment of the financing granted to Vientos La Genoveva II S.A.U. in connection with the construction of La Genoveva II wind power farm.
- Endorsement of insurance policies in favor of lenders of the financing granted to Vientos La Genoveva II S.A.U.
- Pledge on 100% of the Borrower's equity interests in CP La Castellana II S.A.U., securing the repayment of the financing granted to CP La Castellana II S.A.U. in connection with the construction of La Castellana II wind power farm. (*)

- Pledge over the equipment of the La Castellana II wind power farm, securing the repayment of the financing granted to CP La Castellana II S.A.U. in connection with the construction of the wind power farm. (**)
- Assignment by way of security of (i) receivables arising under the power purchase agreements entered into by CP La Castellana II S.A.U. with private off-takers in respect of the energy generated by the La Castellana II wind farm, (ii) contractual position in the PPAs referred to in item (i) and other project documents, and (iii) rights under the relevant insurance policies. (**)
- Security assignment of the usufruct held by CP La Castellana II S.A.U. securing the repayment of the financing granted to CP La Castellana II S.A.U. in connection with the construction of La Castellana II wind power farm. (**)
- Endorsement of insurance policies in favor of lenders of the financing granted to CP La Castellana II S.A.U. (**)
- Pledge on the cash reserve account in connection with the financing granted by KfW to the Borrower.
- First-priority pledge over certain machinery owned by Central Costanera S.A., in favor of Mitsubishi Corporation, granted in connection with the financing provided by Mitsubishi Corporation pursuant to Combined Cycle Agreement No. 258/96, as amended on April 11, 2012.

(*) Following the merger by absorption of CP La Castellana II S.A.U. into Vientos La Genoveva II S.A.U., such share pledge is now deemed to relate to the equity interests in Vientos La Genoveva II S.A.U., as the surviving entity, which assumed all rights and obligations under the relevant financing arrangements.

(**) CP La Castellana II S.A.U. was subsequently absorbed by Vientos La Genoveva II S.A.U., which, as surviving entity, assumed all rights and obligations of CP La Castellana II S.A.U. under the relevant financing arrangements.

ANNEX H
METHODOLOGY FOR FINANCIAL RATIO CALCULATIONS

The financial covenants applicable to the transaction consist of a maximum Net Financial Debt / Adjusted EBITDA ratio of 3.0x and a minimum Adjusted Interest Coverage Ratio of 2.0x, calculated on a quarterly basis using the Company's reported financial information for the Borrower and its Restricted Subsidiaries and measured over the four most recently completed fiscal quarters. Calculations are performed on a rolling last-twelve-months (LTM) basis using the quarterly financial statements provided by the Company. The table below outlines the methodology and key inputs used in the calculation of these ratios.

Net Financial Debt / Adjusted EBITDA
A) Net Financial Debt Calculation
• (+) Financial Debt
• (+) Guarantees and derivatives with Affiliates that are not Restricted Subsidiaries
• (-) Cash & Cash Equivalents
• (-) Other Current Financial Assets (*[1])
• (=) Net Financial Debt
B) Adj. EBITDA Calculation
• (+) EBITDA
• (+) Cash Payables received from FONI program
• (=) Adjusted EBITDA
A / B = Net Financial Debt / Adj. EBITDA < 3.0x

Clarifications:

- (*[1]): "Other Current financial assets" are highly liquid short-term instruments that can be quickly converted into cash. Although not classified as cash under IFRS, the Company uses them as part of its operational liquidity.

Adjusted Interest Coverage Ratio
A) Adjusted EBITDA
B) Interest Expenses Paid
A / B = Adj. EBITDA / Interest Expenses > 2.0x

ANNEX I
PROHIBITED ACTIVITIES

- Production or activities involving harmful or exploitative forms of forced labor[1]/harmful child labor.[2]
- Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.
- Production or trade in weapons and munitions.
- Production or trade in alcoholic beverages (excluding beer and wine)[3].
- Production or trade in tobacco.
- Gambling, casinos and equivalent enterprises. For the avoidance of doubt, it is noted that indirectly operating lottery activities, casinos, racetracks and certain other gambling activities through its subsidiary, Loteria de Córdoba, does not constitute a Prohibited Activity.
- Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.
- Production or trade in radioactive materials.[4]
- Production or trade in or use of unbonded asbestos fibers.[5]
- Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).[6]
- Production or trade in products containing PCBs.[7]
- Production or trade in pharmaceuticals subject to international phase outs or bans.
- Production or trade in pesticides/herbicides subject to international phase out.
- Production or trade in ozone depleting substances subject to international phase out.[8]

---

[1] Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.
[2] Harmful child labor means the employment of children that is economically exploitative, or is likely to be hazardous to, or to interfere with, the child's education, or to be harmful to the child's health, or physical, mental, spiritual, moral, or social development.
[3] This does not apply to Borrowers who are not substantially involved in these activities. "Not substantially involved" means that the activity concerned is ancillary to a Borrower's primary business operations, including their subsidiary operations.
[4] This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.
[5] This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.
[6] See IFC OP 4.35, Forestry (under review).
[7] PCBs: Polychlorinated biphenyls – a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985. Ozone Depleting Substances (ODSs): Chemical compounds which react with and deplete ozone, resulting in the widely publicized 'ozone holes'. The Montreal Protocol lists ODSs and their target reduction and phase out dates.
[8] Ozone Depleting Substances (ODSs): Chemical compounds which react with and deplete ozone, resulting in the widely publicized 'ozone holes'. The Montreal Protocol lists ODSs and their target reduction and phase out dates.

- Drift net fishing in the marine environment using nets in excess of 2.5 km in length.
- Knowingly provide or permit to be provided any product or services (or any text, pictures, graphics, sound, video, or other data in connection with any services) that:

    1. infringe on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights or publicity of privacy;
    2. violate any law, statute, ordinance or regulation (including, without limitation, the laws and regulations governing export control);
    3. are defamatory, trade libelous, unlawfully threatening or harassing;
    4. are obscene or pornographic or contain child pornography;
    5. violate any laws regarding competition, privacy, anti-discrimination or false advertising; or
    6. contain any viruses, Trojan horses, worms, time-bombs, cancel bots or other computer routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

ANNEX J
ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms "Corrupt Practices", "Fraudulent Practices", "Coercive Practices," "Collusive Practices" and "Obstructive Practices" in the context of IFC operations.

1 CORRUPT PRACTICES

A "Corrupt Practice" is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A. Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B. It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor's books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C. In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D. Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E. The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of "Corrupt Practices" relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2 FRAUDULENT PRACTICES

A "Fraudulent Practice" is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A. An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a "Fraudulent Practice" for purposes of World Bank Group sanctions.

B. Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice under the World Bank sanctions program as applicable to IFC, MIGA and PRG operations.

3 COERCIVE PRACTICES

A "Coercive Practice" is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A. Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B. Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4 COLLUSIVE PRACTICES

A "Collusive Practice" is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5 OBSTRUCTIVE PRACTICES

An "Obstructive Practice" is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially

impede the exercise of IFC's access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX K
FORM OF PROMISSORY NOTE

PAGARÉ

[Lugar/Fecha]

Por US$ [_].-

POR IGUAL VALOR RECIBIDO, **CENTRAL PUERTO S.A.** (el "**Librador**") con domicilio en la calle [_], de la Ciudad Autónoma de Buenos Aires, República Argentina, PAGARÁ INCONDICIONALMENTE A LA VISTA Y SIN PROTESTO (Artículos 50 y 103, Decreto-Ley N° 5965/63), a **INTERNATIONAL FINANCE CORPORATION ("IFC")** con domicilio en 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, Estados Unidos de América, no a la orden, la suma de DOLARES ESTADOUNIDENSES [_] (US$ [_]), con más sus intereses compensatorios calculados desde la fecha de emisión del presente Pagaré y hasta la fecha de efectivo pago, a una tasa nominal anual igual al [_] ([_]%). La deuda será pagada, el día en que el presente Pagaré fuere presentado para su pago (la "**Fecha de Pago**") mediante transferencia a la cuenta No. [_] (la "**Cuenta de IFC**"). El Librador amplía el plazo de presentación al pago de este Pagaré hasta el día [_] de [_] de [_] inclusive (art. 36 D.L. 5965/63). Dicho pago se realizará indefectiblemente en DÓLARES billete (cláusula de pago efectivo en moneda extranjera, Artículo 44, tercer párrafo, del Decreto-Ley N° 5965/63 de la República Argentina).

En caso de incumplimiento en el pago de los montos adeudados bajo el presente Pagaré en la Fecha de Pago, se incurrirá en mora de pleno derecho, sin necesidad de interpelación previa alguna. El presente Pagaré devengará en caso de mora un interés punitorio adicional al interés compensatorio equivalente al [_] ([_]%) nominal anual. En caso de mora, los intereses compensatorios y los intereses punitorios se capitalizarán semestralmente.

Todos los montos adeudados bajo el presente serán pagados libres de deducciones por impuestos, tasas, gastos, derechos o retenciones, presentes o futuros, de cualquier naturaleza o tipo, e impuestos por cualquier autoridad impositiva de la República Argentina o del exterior. Dichos impuestos, tasas, gastos, derechos o retenciones, en caso de ser aplicables, deberán ser pagados por, y serán a cargo del, Librador.

El Librador renuncia expresa e irrevocablemente a: (i) interponer o invocar todas las excepciones previstas para el juicio ejecutivo (excepto la excepción de pago total o parcial documentado, fundada en documento escrito emanado del tenedor); (ii) la excepción de arraigo; y (iii) a recusar sin expresión de causa al juzgado interviniente en la eventual ejecución de este pagaré.

Todas las sumas que deban pagarse en virtud del presente Pagaré, serán abonadas en Dólares Estadounidenses en la Cuenta de IFC. El Librador renuncia a oponer cualquier acción, excepción o defensa tendiente a cancelar su obligación con otra moneda, incluyendo, a título enunciativo, teoría de la imprevisión, onerosidad sobreviniente, caso fortuito, fuerza mayor, lesión subjetiva, imposibilidad de pago, abuso del derecho, abuso de posición dominante, frustración de la finalidad, principios de equidad, esfuerzo compartido o cualquier otro derecho, y/o cualquier otra doctrina, figura o instituto, creado o a crearse en el futuro, legal, jurisprudencial o doctrinariamente, que de cualquier modo exima al Librador del cumplimiento íntegro, total y oportuno de sus obligaciones bajo el presente con una moneda distinta a aquélla a cuyo pago se ha obligado o con una cantidad menor de la misma, en todos los casos sea que se

origine en un hecho gubernamental o en cualquier otra causa.

La validez del presente Pagaré y de las obligaciones emanadas del mismo será regida e interpretada por las leyes de la República Argentina, especialmente por el Decreto-Ley N° 5965/63. Para cualquier controversia que se suscite con relación al presente Pagaré, el Librador y el tenedor se sujetan a la jurisdicción y competencia de los tribunales ordinarios en lo comercial de la Ciudad Autónoma de Buenos Aires, renunciando a cualquier otro fuero o jurisdicción que pudiera corresponder. A dichos efectos, el Librador constituye domicilio en Av. [ ], de la Ciudad Autónoma de Buenos Aires, República Argentina, donde serán válidas todas las notificaciones referidas al presente Pagaré.

Librador: **CENTRAL PUERTO S.A.**

____

Nombre:

Cargo:

ANNEX L
PARTICIPANT SANCTIONS REGIMES

(See Section 3.01(x) and Section 5.02(w) of the Loan Agreement)

For purposes of Section 3.01(x) and Section 5.02(w) of the Loan Agreement:

"Participant Sanctions Regime" shall mean the trade, economic and financial sanctions laws, regulations or embargoes administered, enacted or enforced by:

(a) the United Nations Security Council under Chapter VII of the United Nations Charter;

(b) the United States;

(c) the European Union;

(d) the United Kingdom; and

(e) the respective governmental institutions and agencies of any of the foregoing, including without limitation the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty's Treasury (together, the **"Sanctions Authorities"**); and

"Restricted Party" shall mean a Person that is:

(c) listed on, or directly or indirectly owned (50% or more) or controlled by a Person listed on, or acting on behalf or at the direction of a Person listed on, any sanctions list issued pursuant to any Participant Sanctions Regime;

(d) located in, incorporated under the laws of, or directly or indirectly majority owned or controlled by a Person located in or organized under the laws of a country or territory that is the target of any comprehensive, country-wide or territory-wide Participant Sanctions Regime; or otherwise a target of economic sanctions ("target of economic sanctions" signifying a Person with whom a national of the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

ANNEX M
ACTION PLAN

ESAP #	Task Title	Task Description	Explanation of the ESAP item	Completion Indicator	Milestone Due Date
1	Enhanced Workers' Grievance Mechanism	CEPU will enhance its Workers' Grievance Mechanism to receive and resolve a broader range of workplace concerns beyond violations of the Code of Conduct. Enhancements will include timelines for response and resolution, systems to track, categorize, and analyze grievance trends. For workplace-related Sexual Exploitation Abuse and Harassment (SEAH), the mechanism will incorporate gender-responsive and survivor-centered procedures. The mechanism will ensure representation of both genders on investigation and decision-making bodies, it will integrate grievance monitoring into the ESMS, using gender-responsive indicators and sex-disaggregated data.	CEPU has established a formal grievance mechanism with multiple reporting channels. At present, the mechanism is primarily focused on Code of Conduct violations, and it will need to broaden its scope to cover a wider range of issues. In addition, CEPU will enhance the mechanism developing a clearly defined resolution flowchart and making its access more visible on CEPU's website. Similarly, CEPU will develop procedures to operationalize its Workplace Harassment Procedure in place and monitor performance through its ESMS.	Workers' Grievance Mechanism aligned with IFC PS2 accepted by IFC.	February 28, 2026
2	Supply-Chain Management Plan	CEPU will design and implement a Supply Chain Management Plan as per PS2 requirements. This plan will include comprehensive supply chain mapping, the establishment of a traceability system to monitor material and component provenance, and the development of formal procedures for Supply Chain Risk Assessment and Supplier Risk Rating to ensure alignment with PS 2 requirements and international best practices.		Supply chain Management Plan accepted by IFC	March 31, 2026

3	EPC contractor EHS Program for BESS construction	CEPU will require the EPC contractor's EHS Program for the BESS construction to include mitigation measures for electrical hazards (e.g., shock, arc-flash), physical hazards (e.g., pinch points from moving heavy objects, work at heights), and potential fire or explosion risks from thermal runaway or other failures in the rare event of a BESS fire. The program will also address heat exposure, incorporating preventive and response measures for heat stress such as work/rest cycles, hydration access, shaded rest areas, and awareness training.	Impacts of heat waves associated with climate change will need to be assessed and appropriate mitigation measures included in the OHS Program by the EPC Contractor. Hazards associated to BESS will require assessment and management measures, in line with good practice.	CEPU to provide evidence that the EPC contractor's Environmental and OHS Programs are aligned with good practice	February 28, 2026
4	Water Access Control Plan for HPP	CEPU will work with IDRIS Patagonia, Gendarmería Nacional, Wildlife Protection Officers (Guardafauna), and the local police to conduct a joint risk assessment including protocols for surveillance, enforcement, and incident response; engagement with authorities to update fishing regulations and enforce physical access restriction to sensitive zones, implementation of operational controls, such as mobile checkpoints, patrols, and permit verification systems. An alert group (e.g., via Whatsapp) will be created and improved signage will be installed. The implementation of these measures will be formalized within a Water Access Control Plan (WACP).	CEPU has put together an interinstitutional working group to address increasing risks related to unauthorized access and fishing activities within the concession area. The WACP will help monitor unauthorized access incidents; document patrols and enforcement actions; increase community awareness and compliance with access restrictions. The Stakeholder Engagement Plan (SEP), ESAP item # 7, will provide input by identifying all stakeholders who currently use the concession area.	Water Access Control Plan accepted by IFC and evidence of dissemination	March 31, 2026

5	Security Management Plan (SMP)	CEPU will develop a Security Management Plan that includes a security risk assessment, defines policy requirements , outlines responsibilities, and establishes protocols for engagement with local stakeholders and public forces with attention to gender-sensitive considerations. The plan will also address appropriate conduct toward project stakeholders and will include orientation protocols for incoming security staff.	CEPU to formalize the security arrangements and ensure respectful, gender-sensitive engagement with recreational fishermen, tourists, rural residents, wildlife protection officers, visitors and contractors, in alignment with IFC PS4 and IFC's Good Practice Handbook on the Use of Security Forces: Assessing and Managing Risks and Impacts	Security Management Plan aligned with IFC PS4 and accepted by IFC	February 28, 2026
6	Stakeholder Engagement Plan (SEP)	The SEP will outline CEPU's strategy for identifying and engaging stakeholders, including all communities located within the HPP area of influence, and for maintaining ongoing, constructive relationships throughout the Project lifecycle. It will include stakeholder mapping, the type and frequency of engagement activities, and disclosure commitments and define roles and responsibilities. The plan will also describe engagement methods, documentation and reporting procedures, and monitoring indicators to evaluate the effectiveness of stakeholder engagement. CEPU will allocate the resources necessary to ensure timely and effective engagement, consistent with the HPP operations' scale, risks, and impacts.	The SEP will include stakeholder mapping and defined engagement strategy. Local rural land users, estimated at around ten, have been identified and the location of their livelihood activities in or around the concession area will need to be confirmed during SEP development. In addition, stakeholder mapping will identify affected parties, interested groups, and neighboring communities, with justification for their stakeholder status and the appropriate engagement level based on impact and interest. This assessment should cover both the Concession Area and the Project Area of Influence within the scope defined in the Bidding Documents and Concession	Stakeholder Engagement Plan accepted by IFC and evidence of dissemination	February 28, 2026

			Contract. All stakeholders will receive relevant information and have access to the community grievance mechanism to report concerns. CEPU's response to such concerns will be in accordance with the obligations defined in the Bidding Documents and Concession Contract.		
7	Enhanced Community Grievance Mechanism (CGM)	The Company will enhance the community grievance mechanism (CGM) at the HPP to align it with IFC PS1. The CGM will be communicated and disseminated (e.g., through a QR code) to all identified stakeholders, personnel and contractors. CEPU will also provide additional channels for submission by individuals without access to technology. The mechanism will define coordination with site operations, timelines for grievance resolution, systemic issues analyses, a special protocol to handle SEAH cases with a survivor-centered approach, a feedback mechanism to inform outcomes, and periodic monitoring using defined indicators integrated in the ESMS.		Community Grievance Mechanism for the HPP accepted by IFC and evidence of dissemination	February 28, 2026

SCHEDULE 1
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(b) of the Loan Agreement)

[Borrower's Letterhead]

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Infrastructure and Natural Resources Department

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Loan Agreement dated ________, 2025 (the "Loan Agreement") between Central Puerto S.A. and IFC, I, the undersigned [Chairman/Director] of Central Puerto S.A., (the "Borrower"), duly authorized to do so, hereby certify that:

1. The persons named below have been duly elected, have duly qualified as and at all times since _______ __, •[9] (to and including the date hereof) have been officers of the Borrower, holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

Name[10]	Office	Signature
______________	______________	______________
______________	______________	______________
______________	______________	______________

Each such person is authorized to sign the IFC Financing Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2. Attached hereto as Exhibit A is a copy of the charter of Central Puerto S.A. as filed with [name of registry] on •, together with all amendments thereto adopted through the date hereof.

---

[9] Insert a date prior to the time of any corporate action relating to the Loan Agreement.

[10] Include name, office and signature of each officer who will sign any Document. Designations may be changed at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors where applicable.

3. Attached hereto as Exhibit B is a true and correct copy of [resolutions/powers of attorney] duly adopted by the Board of Directors of Central Puerto S.A. (certified by a [ ] notary public) at a meeting on ____ __, •, at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of Central Puerto S.A. which deal with the execution, delivery or performance of any of the IFC Financing Documents.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of •.

Central Puerto S.A.

____

Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of Central Puerto S.A., DO HEREBY CERTIFY that [Insert name of Person making the above certifications] is the duly elected and qualified [Chief Executive Officer/Chief Financial Officer] of Central Puerto S.A. and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of •.

Central Puerto S.A.

____

Name:
Title:

SCHEDULE 2
FORM OF REQUEST FOR DISBURSEMENT (LOAN)

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[Borrower's Letterhead]

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Infrastructure and Natural Resources Department

Ladies and Gentlemen:

Investment No. 51616
Request for Loan Disbursement No. [ ]*

1. Please refer to the Loan Agreement (the "Loan Agreement") dated __________, 2025, between Central Puerto S.A. (the "Borrower") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on __________, ____ (or as soon as practicable thereafter) of the amount of

(a) [USD XXXXX] __________ Dollars (__________) of the A Loan;
(b) [USD XXXXX] __________ Dollars (__________) of the B1-A Loan; and
(c) [USD XXXXX] __________ Dollars (__________) of the B1-B Loan;

under the Loan (the "Disbursement") in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the following accounts: [*provide accounts details*].[11]

The Borrower irrevocably hereby authorizes and requests IFC to deduct from the amounts to be disbursed the following fees and expenses detailed in Section 2.07(b) of the Loan Agreement and in the Fee Letter, in the aggregate amount of [USD XXXXX] __________ Dollars (__________).

3. For the purpose of Section 4.02 and Section 4.03 of the Loan Agreement, the Borrower certifies as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of the Disbursement are at the date of this request (i) needed by the Borrower for the purposes described in Section 3.01(q) *(Use of Proceeds)*, or will be needed for such purpose within

* Each to be numbered in series.

[11] Note to Draft/Local Counsel: please include instructions for payment of fees from first disbursement.

6 months of such date; and (ii) not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) since the date of the Loan Agreement neither the Borrower nor its Restricted Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 of the Loan Agreement);

(e) the representations and warranties made in Article III of the Loan Agreement are true and correct in all material respects on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 3.01(c), without the words in parenthesis);

(f) after giving effect to the Disbursement, neither the Borrower nor any of its Restricted Subsidiaries will be in violation of:

(i) its respective Charter;

(ii) any provision contained in any document to which the Borrower or any Restricted Subsidiary is a party (including the Loan Agreement) or by which the Borrower or any Restricted Subsidiary is bound; or

(iii) any law, rule, regulation, Authorization or agreement or other document binding on the Borrower or any Restricted Subsidiary directly or indirectly, limiting or otherwise restricting the Borrower's or any Restricted Subsidiary's borrowing or guarantee power or authority or its ability to borrow or guarantee;

(g) after taking into account the amount of the Disbursement and any other Financial Debt incurred by the Borrower or any Restricted Subsidiary after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (*Quarterly Financial Statements and Reports*), the Borrower is in compliance with the Financial Ratios on a Pro Forma Basis;

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

Central Puerto S.A.
By ______________________________
Authorized Representative

Copy to: Manager, Loan Operations
International Finance Corporation

With an additional copy to: [*Borrower should also send a copy of this Request for Disbursement directly to the named Syndications Officer assigned to this loan by IFC*]

SCHEDULE 3
FORM OF LOAN DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower's Letterhead]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

Investment No. 51616
Disbursement Receipt No. [ ]* (Loan)

We, Central Puerto S.A. hereby acknowledge receipt on the date hereof, of (A) the sum of __________ [Dollars] as an A Loan Disbursement, (B) the sum of _________ Dollars as a B1-A Loan Disbursement and (C) the sum of _________ Dollars as a B1-B Loan Disbursement each such amount disbursed to us by International Finance Corporation ("IFC") under the Loan Agreement dated ______, 2025 between our company and International Finance Corporation.

Yours truly,

Central Puerto S.A.

By ____________________________
Authorized Representative***

* To correspond with number of the Disbursement request. See Schedule 2.
*** As named in the Borrower's Certificate of Authorized Representative (see Schedule 1).

SCHEDULE 4
FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the "Certificate") of Central Puerto S.A. a corporation organized and existing under the laws of the Argentine Republic (the "Borrower"), is delivered pursuant to Section 4.01(j) (*Solvency Certificate*) of the Loan Agreement dated as [______, 2025] (as the same may be amended from time to time, the "Loan Agreement") between the Borrower and IFC. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of the Borrower, DO HEREBY CERTIFY as follows:

1. I have carefully reviewed the Loan Agreement and the other IFC Financing Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefor. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2. I have reviewed all financial information delivered to IFC pursuant to Articles III and IV of the Loan Agreement (the "Information"). I am familiar with the financial performance and prospects of the Borrower and hereby confirm that the Information was prepared in good faith and fairly presents [the Borrower's] consolidated financial condition, based on the information available to the Borrower at the time so furnished.

3. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of the Borrower is greater than the probable liability on existing debts (as defined herein) of the Borrower as they become absolute and matured.

4. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, the Borrower is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

5. The Borrower does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents, the Borrower is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7. The Borrower does not intend, in consummating the transactions contemplated by the Transaction Documents, to hinder, delay or defraud either present or future lenders or any other Person to which the Borrower is or will become, on or after the date hereof, indebted.

8. For purposes of this Certificate, "fair value" means the amount at which the aggregate assets of the Borrower would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. "Present fair salable value" means the amount that may be realized if the aggregate assets of the Borrower are sold with reasonable promptness in an arm's

length transaction under present conditions for the sale of assets of comparable business enterprises. The term "debt" means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being "able to pay its debts as they become absolute and mature" means that, assuming transactions contemplated by the Transaction Documents have been consummated as proposed and based only upon the Borrower's financial forecasts, the Borrower would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including (and after giving effect to) the scheduled principal payments with respect to the Loan under the Loan Agreement as in effect on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE].

By: ______________________________
Name:
Title:

SCHEDULE 5
FORM OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 4.01(m) of the Loan Agreement)

[Letterhead of Agent for Service of Process]

[Date]

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Financial Institutions Group

Investment No. 51616
Argentina: Central Puerto S.A

Ladies and Gentlemen:

Reference is made to Section 7.05 of the Loan Agreement dated [_____, 2025] (the "**Loan Agreement**") between Central Puerto S.A (the "**Borrower**") and International Finance Corporation ("**IFC**"). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 7.05(e) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, Cogency Global Inc., with offices currently located at 122 East, 42nd Street, 18th Floor, New York, New York 10168, United States of America, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.05(e) of the Loan Agreement, from [ ][12], 2025 until [ ], 20[][13] and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York; (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.05 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 7.05(e) of the Loan Agreement.

Very truly yours,

[PROCESS AGENT]

By:________________________________

[12] Insert date of effectiveness of appointment
[13] Insert date which is three months after the last repayment of the Loan

Name:
Title:

SCHEDULE 6
FORM OF LETTER TO BORROWER'S AUDITORS

(See Section 4.01(i) and Section 5.01(f) of
the Loan Agreement)

[Borrower's Letterhead]

[Date]

[NAME OF AUDITORS]
[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America ("IFC"), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned companies and IFC dated [__________, 2025] (the "Loan Agreement"). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned companies to IFC to enable us to satisfy our obligation to IFC under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 5.03(b)(ii) and (iii) and Section 5.03(c) of the Loan Agreement, we are obliged to provide IFC with:

(a) a copy of the annual and any other management letter or other communication from you to the undersigned companies or its respective management commenting on, among other things, the adequacy of the undersigned companies' financial control procedures and accounting and management information system; and

(b) a report by you certifying that, based upon its audited financial statements, each of the undersigned companies was in compliance with the financial covenants contained in Section 5.01(m) of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any non-compliance.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

Central Puerto S.A.

By ______________________________
Authorized Representative

[Insert names of Subsidiaries, if any]

Enclosure

cc: Director
[Name of Department]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

SCHEDULE 7
FORM OF BORROWER'S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02(a) of the Loan Agreement)
[Borrower's Letterhead]

International Finance Corporation [Date]
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Infrastructure and Natural Resources Department
[Country/________]

Re:

Ladies and Gentlemen:

1. Please refer to the Loan Agreement (the "Loan Agreement") dated [___________, 2025] between Central Puerto S.A. (the "Borrower") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of _____________, such distribution to commence on or about ________, ___. Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a) the proposed distribution will be entirely out of retained earnings when a cash dividend is paid;

(b) no Event of Default or Potential Event of Default has occurred and is continuing; and

(c) after giving effect to the proposed distribution the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (*Financial Ratios*) on a Pro Forma Basis.

3. The Borrower undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly,

Central Puerto S.A.

By ________________________________
Authorized Representative

SCHEDULE 8
INFORMATION TO BE INCLUDED IN QUARTERLY AND ANNUAL REVIEW OF OPERATIONS

(See Sections 5.03 (a)(ii) and (b)(iii) of the Loan Agreement)

A. Quarterly Operating Data
Quarter Ended _______, 20___

Key Operating Indicators	Measurement Unit
Capacity utilization	%
Production capacity available	Tons
- by main product line	
Production	Tons
- by main product line	
Sales volume	Tons
- by main product line	
- domestic vs. export market	
Average selling price	US$/ ton
- by main product	
Fixed costs	US$/ ton
[breakdown by main product line...]	
Variable costs	US$/ ton
[breakdown by main product line …	
e.g.: Raw materials; consumables; labor; energy; water, etc.]	
SG&A	US$/ ton
Depreciation	US$/ ton
Average margin	
- by main product line	
Total number of employees	
- direct labor	
- administrative staff	
Other suggested ratios:	
- sales per employee	
- main raw materials/ unit output	ton input/ ton output
- energy consumption/ unit output	kwh/ ton
- water consumption/ unit output	m3/ ton

B. Supplemental Annual Operating Information

(1) Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2) Markets. Brief description of changes in the Borrower's market conditions (both domestic and export), with emphasis on changes in market share and its competitors' market shares.

(3) Sponsors and Shareholdings. Information on significant changes in the ownership of the Borrower, including reasons for changes and the new shareholding structure.

(4) Management and Technology. Summary of significant changes in the Borrower's (i) senior management or organizational structure, and (ii) technology, including technical assistance arrangements.

(5) Total number of employees: Provide total number of employees in your institution, specifying: (i) number of direct employees; (ii) number of female direct employees; (iii) number of executive management positions; and (iv) number of female executive management positions.

(6) Corporate Strategy. Description of any changes to the Borrower's corporate or operational strategy, including changes in products, degree of integration, or business emphasis.

(7) Operating Performance. Discussion of major factors affecting the year's results, including key operating indicators (e.g.: sales - by volume, value and market, operating costs, margins, capacity utilization).

SCHEDULE 9
ANNUAL MONITORING REPORT

ENVIRONMENTAL AND SOCIAL PERFORMANCE ANNUAL MONITORING REPORT ("AMR")

Central Puerto S.A.

("CEPU", the "Client" or the "Project")

IFC Project Number: 51616

REPORTING PERIOD: (JANUARY 1ST) through (DECEMBER 31ST)

AMR COMPLETION DATE: (31ST OF MARCH)

Sustainability and Gender Solution Department
2121 Pennsylvania Avenue, NW
Washington, DC 20433 USA
www.ifc.org

1. AMR Section I - Client's Annual Monitoring Report Representation Statement

Please refer to the Loan Agreement (the "Agreement") dated [•], [•] between Central Puerto SA (the "Client") and International Finance Corporation ("IFC"). For the purposes of this Representation Statement, capitalized terms used herein shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.

I [name] in my role of [position] and representing the Client certify that:

a) The Project is in compliance with all environmental and social covenants set forth in Sections [5.01 and 5.02] of the Agreement and Applicable E&S Law, and all actions required to be undertaken pursuant to the Action Plan ("ESAP") and any subsequent supplemental action plans, except as otherwise set forth in Section IV of the Relevant AMR (as defined below)].[14]

b) Beyond what is reported in this Annual Monitoring Report, dated as of the date hereof (the "Relevant AMR"), none of these events have occurred in the relevant Financial Year in relation to the Project, to the best of my knowledge and belief, after due inquiry:

- Circumstances or occurrences that have given or would give rise to violations of Applicable E&S Laws.
- Social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Project or on carrying on of Operations by the Client in accordance with the Performance Standards
- SEA Incidents.
- Material environmental or social risks or issues in relation to the Project other than those identified by the E&S Assessment and the Environmental and Social Review Summary ("ESRS") disclosed in December 2025.
- Existing or threatened complaint, order, directive, claim, citation or notice from any Authority.
- Any written communication from any Person, in either case, concerning the Project 's failure to comply with any matter covered by the Performance Standards.
- Ongoing or, threatened, strikes, slowdowns or work stoppages by employees of the Client, or any of its [Restricted] Subsidiaries or any contractor or subcontractor with respect to the Project.

c) All information contained in the Relevant AMR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

d) There have not been any new Client activities (e.g., expansions, construction works, etc.) that could generate adverse environmental or social effects, and there have been no new ESIA studies, audits, or environmental and social action plans prepared or conducted by or on behalf of the Client, with respect to the Performance Standards or any Applicable E&S Law that IFC has not been notified of.

Central Puerto SA

____

[14] When applicable, the Client shall include any deviations or noncompliance in the relevant section of the AMR, and the actions being taken to remedy any such deficiency.

Name:

Title:

Date:

2. AMR SECTION II - SUMMARY OF KEY E&S ASPECTS DURING THE REPORTING PERIOD[15]

Item I – Management of E&S Impacts.

1. E&S Management

1.1 During this reporting period, has the Company's E&S Management System (ESMS) relevant to the Project[16], been reviewed and updated? If so, please describe new developments regarding the ESMS in bullet points, including new E&S management plans or programs, and new or renewed ISO certifications applicable to the Project.

- Please describe/include bullet points

1.2 Status of Environmental Permits and Licenses

- Please indicate the status of the Project's environmental permits / licenses received during this reporting period.in the table below

Table 1: Status of Environmental Permits and Licenses

Scope of permit	Project component	Official permit name	Granted by (Institution)	Application date dd/mm/yyyy	Issue date dd/mm/yyyy	Expiration date dd/mm/yyyy

1.3 Supply Chain Management

Note: Please provide an update on the Supply Chain Management Plan requested under ESAP Item #2 and implementation status/main findings in the table at the end of Section 1.

- Please provide details on significant shifts in your supply chain (i.e., changes in primary suppliers) referred to the Project financed by IFC during the past reporting period and reasons for these changes.

- Have you identified any new material E&S (including child labor, forced labor, significant OHS risks and/or natural habitat conversion) risks in your supply chain? Please explain.

1.4 Climate Change

---

[15] Please provide **DOCUMENTARY EVIDENCE** In the form of annexes as necessary.

[16] Project = assets financed by IFC

- During this reporting period, has the company identified any Project-related E&S risks associated with climate change? If yes, have preventive, mitigation or adaptation measures been adopted? Please explain.

1.5 Organizational Capacity and Competency

- During this reporting period, have there been changes to the Project's E&S personnel or organizational structure, including reporting lines to senior management? If yes, describe the changes and explain rationale.

- Please list the environmental, OHS, labor, and social training delivered to the Project's personnel, contractors, and suppliers during this reporting period on the table below, or attach your E&S training matrix, if available.

Table 2: Trainings

Topic	Target Audience (e.g., Management, Supervisors, Direct workers, Contracted workers, Suppliers)	Training Provider	Duration of training (Hours)	Number of Participants		
				Total	M	F

1.6 Emergency Preparedness and Response

- During this reporting period, have there been any material changes to the Project's Emergency Preparedness and Response Plans (EPRP)? If yes, please describe. Include detailed information on the updates of the Hydropower Plant Piedra del Aguila Hydropower Plant (HPP)'s EPRP. Include information on the coordination between the BESS' and the Thermal Power Plant's EPRP.

- Provide information on the installation, maintenance and testing of the Life and Fire Safety systems in the assets financed by IFC (e.g., fire detection and alarm systems, fire suppression extinguishers, emergency lighting, emergency power, smoke control systems), with focus on the BESS.

- Please list the emergency drills conducted during this reporting period on the table below.

Table 3: Overview of Emergency Drills

Type of drills (e.g., evacuation, fire, first-aid)	Participants (e.g., fire brigade, all employees)	Date(s) performed	Observed Deficiencies[17]	Corrective Actions and Schedule for Implementation[18]

1.7 Monitoring and Review

- During this reporting period, were there any significant deviations from monitored E&S indicators or parameters identified and addressed? If yes, please describe using bullet points.

1.8 Contractor Management

Note: Please provide an update on the status of the "EPC contractor EHS Program for BESS construction" required by ESAP item #3 (how it is being implemented, main findings) in the table at the end of Section 1.

- Please describe the type and number of contractors involved in the Project's operations (e.g., catering, security forces, transportation, maintenance). Please list or attach an updated list, if available.

- During this reporting period, has the Project monitored the EHS and labor compliance of contractors and subcontractors? If yes, please describe any corrective measure taken.

1.9 Status/Update of PS1-related actions included in the ESAP

ESAP item & Description	Status, Progress in implementation & Results
#2 – Supply Chain Management Plan	• Please describe/include bullet points summarizing the topic. Provide evidence of implementation, training of procurement staff, and main findings. • • •
#3 - EPC contractor EHS Program	• Please describe/include bullet points summarizing the topic. Provide risk assessment reports, inspection main findings, proof of implementation by contractors (attach documents/pictures, as needed)

[17] Attach additional sheets as needed to fully describe observed deficiencies.
[18] Attach additional sheets as needed to fully describe corrective actions and implementation.

for BESS construction	• • • •

Item II - Occupational Health & Safety ("OHS") for the assets that IFC is financing:

1. **OHS Incidents record – number of Lost Time Incidents (LTIs), First Aids/Medical Treatment cases (FA/MTs), Near Misses (NM), Property Damage (PD) and Fatalities (F) for CEPU and contractors**

Table 4: OHS Indicators – Piedra del Aguila

	This reporting period **Piedra del Aguila HPP**		This reporting period **BESS**	
Report TOTAL numbers for each parameter	Direct workers	Contracted workers	Direct workers	Contracted workers
Total number of workers				
Total person-hours worked – reporting period				
Total number of lost time occupational injuries[19]				
Total number of lost workdays[20] due to injuries				
Fatalities				
Near-misses				
High potential near-misses				
Vehicle collisions[21]				

Note: For any fatalities and LTIs please attach incident investigation reports including root cause analysis and list of all corrective actions implemented to avoid recurrence.

2. **Occupational Health & Safety Management: (provide information for each of the assets part of IFC's Use of Proceeds)**

2.1 Summary of highlights from the OHS controls and main management actions/activities implemented by CEPU with respect to OHS

[19] **A lost-time injury (LTI)** is the incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.
[20] **Lost workdays** are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.
[21] When a vehicle (device used to transport people or things) collides (comes together with violent force) with another vehicle or inanimate or animate object(s) and results in injury (other than the need for First Aid) or death.

- Please describe/include bullet points summarizing the topic.
-
-
-

2.2 Implementation of the OHS components of the CEPU's management system (provide information for each of the assets part of IFC's Use of Proceeds)

- Occupational Health ("OH") monitoring (description & main results of OH monitoring including occupational noise, vibration, air quality, drinking water quality, etc.)
- Summary of OHS assurance process (internal and external OHS audits and inspections to operational or construction work fronts. Main results and how these helped to improve CEPU's OHS management system.). Attach examples of audit/inspection reports.

Item III – Environment for the assets that IFC is financing:

1. Environmental management & pollution prevention:

1.1 Summary of highlights from the environmental controls and main pollution prevention activities implemented by CEPU with respect to Environment - List of the main environmental activities conducted in the reporting period. It is a good opportunity to share and showcase the environmental highlights of CEPU, including results and conclusions of environmental monitoring programs, challenges, risks and impacts and accomplishments

- Please describe/include bullet points providing details on the following
  - Details of storage facilities, containment, transportation, management etc. of hazardous materials and substances. Provide details of all the material releases that occurred during the reporting period and from the beginning of the Project.
  - Describe mitigation actions taken for each of the reported spills including preventative and corrective actions to avoid their reoccurrence.
  - Summary of the CEPU's environmental assurance process (internal and external environmental audits and inspections to operational or construction work fronts. Main results and how these helped to improve CEPU's environmental management system)
  - Environmental and Fish monitoring at Piedra del Aguila HPP (attach reports sent to the authority)
  - Environmental monitoring at the BESS site (attach reports sent to the authority)
  - Engagement/visit by environmental external stakeholders (e.g., conservation organizations, academic institutes, governmental authorities, etc.)

1.2 Basic Environmental management indicators

Project	Water use (m3)	General Waste (Kg)	Hazardous Waste (Kg)	MWh produced
1. Piedra del Aguila HPP				
2. BESS				n/a

1.3 E-waste management at BESS (batteries)

- Please describe/include bullet points summarizing the topic. Include details on recycling or circular economy, as applicable.

Item IV –Labor/Social management information for the assets that IFC is financing:

Part A – Labor

1. CEPU & Contractors workforce figures

Project	# CEPU Workers (M/F/Non-binary)	# Contactor Workers (M/F/Non-binary)	Total # of Male Workers	Total # of Female Workers
1. Piedra del Aguila HPP				
2. BESS				

2. Summary of Labor Grievances (LG)

Number of LG	Asset (Piedra del Aguila HPP/BESS)	Main Topics covered and management strategy	Status (open/Close)	Direct or Contractor Worker?
3. LG 1				
4. LG 2				
5. LG 3				
6. ...				

2.1 Summary of Results, Trends and Analysis of LGs

- Please describe/include bullet points summarizing the topic.
- Include details of any grievance related to GBV/SEAH.

3. Labor Management

3.1 Labor audits and reviews (summary of internal and external labor audits, including audits from government officials, description of any labor related case in court, or any fine or administrative process from labor authorities)

- Please describe/include bullet points summarizing the topic.

3.2 Did any retrenchment take place in the reporting period? If so, please attach the retrenchment plan or provide the relevant details (e.g., consultation and information to workers, retrenchment criteria, numbers of retrenched workers, reasons for the retrenchment, compensation package etc.) and data relevant to the affected employees, disaggregated by function and by gender.

- Please describe/include bullet points summarizing the topic.

3.3 Workers'organizations

- Please provide an update on relevant actions occurred within the reporting period (e.g. signing / renewal of collective agreements, recognition of a union, meetings with union officials, training sessions conducted by unions, strikes, work stoppages, or other significant labor actions etc.).

3.4 Non-Discrimination, Equal Opportunity, Gender Based Violence (GBV) and Sexual Exploitation, Abuse and Harassment (SEAH)

- Has the company identified new risks associated with GBV and SEAH in relation to the Project? If so, have you taken any preventive or remedial actions? Please describe.

- During this reporting period, have direct workers, contractors and subcontractors been trained on the company/Project E&S policies and code of conduct, including policies against GBV/SEAH? If so, please provide evidence.

- Have you updated or issued new policies and procedures to prevent and respond to discrimination, harassment (including sexual), intimidation, and exploitation, especially of women in the workplace? If yes, please describe.

- Please provide an update on the implementation of policies and procedures to prevent and respond to discrimination and harassment (including sexual) (e.g., plan to recruit and retain women and/or any other underrepresented groups, training, grievance mechanism).

- Did managers/ HR staff receive any training on how to respond to incidents of sexual harassment this reporting period?

4. Status/Update of the Labor actions included in the ESAP

ESAP item & Description	Status, Progress in implementation & Results
#1 Enhanced Worker's Grievance Mechanism	• Please describe/include bullet points summarizing the topic. Consider including implementation/training details and continuous improvement opportunities. Include information on (i) enhancements related to timelines for response and resolution; (ii) systems to track, categorize, and analyze grievance trends; and (iii) gender-responsive and survivor-centered procedures

	• • •

Part B – Communities & Stakeholder Engagement

1. Social Management summary: List of the main community relations and social management activities conducted by CEPU in the reporting period.

- Please describe/include bullet points summarizing the topic.
- Provide details on discussions organized by CEPU with local community groups, especially women groups on the risks of gender-based violence, exploitation, abuse or harassment in affected communities
-
-

2. Stakeholder Engagement summary: stakeholder meetings & interactions (SM), type of stakeholders, participants (# of P), topics covered & community concerns.

# of SM	Asset (Piedra del Aguila HPP/BESS)	Please summarize the meetings and interactions held in the reporting period & the type of stakeholder engaged	# of P	Please detail the topics discussed in these interactions and what were the communities' concerns (if any)
	•	• • • •		

3. Communities' grievance redress summary: number of Community Grievances (# CGs) received, main topics, grievances solved and any high risk claim. Include details in case of grievances related to security forces or GBV/SEAH.

# of CG	Asset (Piedra del Aguila HPP/BESS)	Main Topics of the grievances and claims	Open/Closed	If any of the grievances represented a high risk to the Project, please provide additional details
	•	• • • •		

4. Status/Update of the Communities & Stakeholder Engagement actions included in the ESAP

ESAP item & Description	Status, Progress in implementation & Results
#6 – Stakeholder Engagement Plan	• Please describe/include bullet points summarizing the topic. Consider including implementation details and continuous improvement opportunities. Include details on stakeholder mapping and engagement strategy. • • •
#7 – Enhanced Community Grievance Mechanism	• Please describe/include bullet points summarizing the topic. Consider including implementation details and continuous improvement opportunities. Include details on (i) communication and dissemination of the mechanism to all identified stakeholders, personnel and contractors; (ii) timelines for grievance resolution; (iii) systemic issues analyses • • • •

Part C – Community Health and Safety

7. Infrastructure and Equipment Design and Safety

- Has the project undergone any technical engineering and safety audits by competent authorities or professionals (including visits by ORSEP or its independent consultants) during the period under review? If yes, please share the assessment results with IFC and the reports.

- During the reporting period, have any emergency drills been conducted with the participation of Affected Communities or relevant local government agencies at the Piedra del Aguila HPP? Please list the drills with dates.

6. Status/Update of the Community Health and Safety actions included in the ESAP

ESAP item & Description	Status, Progress in implementation & Results
#4 – Water Access Control Plan for HPP	• Please describe/include bullet points summarizing the topic. • Provide new agreements with stakeholders (IDRIS Patagonia, Gendarmería Nacional, Guardafauna), and the local police involved in the plan to improve risk management • Provide evidence of implementation (minutes of meetings, pictures of signage) • Provide information on any incident and response •
#5 – Security Management Plan (SMP)	• Please describe/include bullet points summarizing the topic. Describe improvements in the plan to align CEPU's practices with IFC PS4. • Please provide status of the security risk assessment and protocols for engagement with local stakeholders

	• Please describe the formalization of the arrangements with Gendarmeria Nacional at the HPP. • Please describe any incidents involving the Project's security personnel and community members, and community grievances related to the conduct of security personnel, during the reporting period. Provide incident reports in the annexes. • Please detail relevant training delivered to security personnel on topics such as appropriate conduct and Use of Force, Human Rights, Gender-based Violence and Harassment (GBVH) prevention • •

3. AMR Section III - NEW DEVELOPMENTS

1. **List of Assets:** Please list construction/major maintenance activities undertaken within the assets or capital financed by IFC's loan in the reporting period.

#	LOCATION	ACTIVITIES UNDERTAKEN	STATUS
1	Piedra del Aguila HPP		
2	BESS		(e.g.: % of Construction)

AMR Section III - E&S ACTION PLAN (ESAP) STATUS AND UPDATE

Task Title/Description	Anticipated Completion Date	Indicator of Completion	Completion Date	Status as of DD/MM/YYYY	% Complete
1. Enhanced Workers' Grievance Mechanism	February 28, 2026				
2. Supply-Chain Management Plan	March 31, 2026				
3. EPC contractor EHS Program for BESS construction	February 28, 2026				
4. Water Access Control Plan for HPP	March 31, 2026				
5. Security Management Plan (SMP)	February 28, 2026				
6. Stakeholder Engagement Plan (SEP)	February 28, 2026				
7. Enhanced Community Grievance Mechanism (CGM)	February 28, 2026				

4. AMR Section IV - DEVIATIONS/NON-COMPLIANCES

If there are deviations or non-compliances, please record the information in the Table below and provide additional information as necessary.

Applicable Standard	Description of the deviation or non-compliance	Description of the Corrective Action implemented to address the deviation	Status of Completion	Completion Date
IFC's Performance Standards	• • •			
ESAP	• • •			
Applicable E&S Law	• • •			
Applicable WBG EHS Guidelines	• • •			

SCHEDULE 10
DEVELOPMENT IMPACT INDICATORS

Employment
- Direct Employment (#) – Construction
- Female Direct Employment (#) – Construction
- Direct Employment (#) - Operations and Maintenance
- Female Direct Employment (#) – Operations and Maintenance

Governance
- Board Composition – Total Members (#)
- Board Composition – Women (% and #)
- Number of Senior Management Positions (#)
- Number of Women in Senior Management (#)

Financial / Economic
- Payments to Government (US$)

Environment / Energy Use
- Total Consumption of Purchased Electricity (MWh)
- Avoided Emissions (tCO_2e)
- Project Size (Construction Proxy)
- Power Production (MWh)

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